EXHIBIT 2

                                MERGER AGREEMENT

                          DATED AS OF DECEMBER 17, 1997

                                  BY AND AMONG

                      INNOVATIVE VALVE TECHNOLOGIES, INC.,

                             DIVT ACQUISITION, LLC,

                                       AND

                                   DALCO, INC.

                                       AND

                          THE STOCKHOLDERS NAMED HEREIN

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (the "Agreement") is entered into as of the 17th day of December, 1997, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), DIVT ACQUISITION, LLC, a Kentucky limited liability company ("Invatec Sub"), JAMES H. MERRELL, an individual whose address is 7213 Leafland Place, Prospect, Kentucky 40059 ("Mr. Merrell"), CHRISTIAN G. SAWYER, an individual whose address is 7510 Springvale Drive, Louisville, Kentucky 40241 ("Mr. Sawyer"), (Mr. Merrell and Mr. Sawyer being sometimes hereinafter referred to collectively as the "Stockholders" and individually as a "Stockholder"), and DALCO, INC., a Kentucky corporation whose address is 2601 Grassland Drive, Louisville, Kentucky 40299 (the "Company"). Invatec, Invatec Sub, Stockholders and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                              PRELIMINARY STATEMENT

         WHEREAS, (a)Mr. Merrell is the legal and beneficial owner and holder of One Hundred Fifty (150) shares of no par value Common Stock of the Company, and
(b) Mr. Sawyer is the legal and beneficial owner and holder of One Hundred Fifty
(150) shares of no par value Common Stock of the Company (collectively, the "Company Capital Stock"), the Company Capital Stock constituting all of the issued and outstanding capital stock of the Company; and

         WHEREAS, the Parties have determined that it is in their best interests to effect a merger pursuant to which the Company will merge with and into Invatec Sub on the terms set forth herein (such merger being the "Acquisition");

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations, warranties and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                  PARAGRAPH 1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this PARAGRAPH
1. Capitalized terms used in this Agreement and not defined below in this PARAGRAPH 1 have the meanings assigned to them in the preamble of this Agreement, the Preliminary Statement or ARTICLE IX of the Uniform Provisions, as the case may be.

                  "ACCOUNTING FIRM" means Ernst & Young LLP, in Louisville, Kentucky.

                  "ACQUIRED BUSINESS" means the business conducted by the Company. For purposes of ARTICLE VIII of the Uniform Provisions, the term "Acquired Business" shall include any business conducted by the Company during the twelve (12) months preceding the Closing Date.

                  "ACQUISITION CONSIDERATION" has the meaning specified in SUBPARAGRAPH 2(A)(IV).

                  "CEILING AMOUNT" means Nine Million One Hundred Thousand and No/100 Dollars ($9,100,000.00).

                  "CLOSING" has the meaning specified in PARAGRAPH 3.

                  "CLOSING DATE" means the date of this Agreement.

                  "COMPANY" has the meaning specified in the preamble of this Agreement.

                  "CONVERTIBLE NOTES" means the Convertible Subordinated Promissory Notes to be executed as of the Closing Date by Invatec, each of which shall be payable to order of a Stockholder, in the form attached hereto as EXHIBIT A.

                  "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Brown, Todd & Heyburn PLLC of Louisville, Kentucky.

                  "COUNSEL FOR INVATEC" means Boyer, Ewing & Harris Incorporated of Houston, Texas.

                  "CURRENT BALANCE SHEET" means the balance sheet of the Company as of October 31, 1997.

                  "CURRENT BALANCE SHEET DATE" means October 31, 1997.

                  "DISCLOSURE STATEMENT" means the written statement executed by the Company and each of the Stockholders and delivered to Invatec prior to the execution and delivery of this Agreement by Invatec in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company or the Stockholders herein or (b) it is confirmed that no exception is taken to that representation and warranty

                  "EFFECTIVE TIME" means the Effective Time of the Merger, as such term is defined in the Certificate of Merger to be filed in connection with the Merger.

                  "EMPLOYMENT AGREEMENTS" means the Employment Agreements to be entered into as of the Closing Date between (a) Invatec and Mr. Merrell, and (b) Invatec and Mr. Sawyer, in the forms thereof attached hereto as EXHIBIT B-1 and EXHIBIT B-2, respectively.

                  "INDEBTEDNESS" means all items, except for items of capital stock, surplus, general contingency, or deferred tax liabilities, which in accordance with GAAP would be included on the liability side of the balance sheet of the Company at such time other than accounts payable incurred in the Ordinary Course of Business and other expenses and trade payables incurred in the Ordinary Course of Business. The Indebtedness of Company at the Current Balance Sheet Date is $282,505, determined as provided in SCHEDULE I hereto.

                  "INITIAL FINANCIAL STATEMENTS" means the balance sheets of the Company as of October 31, 1996 and 1995, and the related statements of operations and retained earnings for the Company's fiscal years then ended, in each case, reviewed by Hamilton Thomas & Co., and the internally prepared balance sheets of the Company as of October 31, 1997, and the related internally prepared statements of operations and retained earnings for the Company's fiscal year then ended. The Initial Financial Statements are attached hereto as EXHIBIT C.

                  "INVATEC SUB" has the meaning set forth in the preamble of this Agreement.

                  "KRS" means the Kentucky Revised Statutes.

                  "LEASE AGREEMENT" means the Lease Agreement dated as of the Closing Date, between Invatec Sub and the Grassland Properties, LLC, in the form attached hereto as EXHIBIT D.

                  "MERGER" means a transaction as a result of which the Acquisition is effected and in which the Company is merged with and into Invatec Sub.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of the business of the Company, consistent with past customs and practice (including with respect to quantity and frequency).

                  "PLAN OF MERGER" means the Plan of Merger dated as of the Closing Date, between the Company and Invatec Sub, in the form attached hereto as EXHIBIT E.

                  "PRO RATA SHARE" of a Stockholder means: fifty percent (50.0%) in the case of Mr. Merrell, and fifty percent (50.0%) in the case of Mr. Sawyer.

                  "RECAPTURE REIMBURSEMENT" as to a Stockholder means that amount of cash which when added to the Acquisition Consideration will cause the Acquisition Consideration (valued at its issue price for federal income tax purposes) and such Recapture Reimbursement reduced by all federal, state or local income taxes payable by that Stockholder by reason of the Merger to be equal to the Acquisition Consideration (valued at its issue price for federal income tax purposes) reduced by all federal, state or local income taxes which would be payable by the Stockholder if he had sold his stock in the Company to Invatec for the Acquisition Consideration. The Recapture Reimbursement shall be calculated assuming that each such federal and state income tax is imposed at the maximum statutory rate (estimated to be 44%), each Stockholder is liable for state income tax only in Kentucky and is not subject to any local income tax, without regard to the installment method of accounting, the Company is an S corporation, and no federal, state or local income tax is imposed on the Company by reason of the Merger.

                  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into as of the Closing Date among Invatec and the Stockholders, in the form thereof attached hereto as EXHIBIT F.

                  "RESPONSIBLE OFFICER" means either Stockholder, for the Company, and either John L. King or Charles F. Schugart, for Invatec.

                  "STOCK OPTION AGREEMENTS" means the Stock Option Agreements to be entered into as of the Closing Date between Invatec and certain employees of the Company to be designated by the Stockholders, pursuant to which Invatec grants options to such employees to purchase an aggregate of five thousand (5,000) unregistered shares of Invatec Common Stock at a per share price equal to the closing price on the Closing Date, in a form reasonably acceptable to Stockholders and Invatec. The parties acknowledge that the Stock Option Agreements will be tendered to such designated employees of the Company promptly following the Closing.

                  "SUBORDINATION AGREEMENT" means the Subordination Agreement to be entered into as of the Closing Date among the Stockholders, Invatec and Texas Commerce Bank, N.A., in substantially the form thereof attached hereto as EXHIBIT G.

                  "SURVIVING COMPANY" means Invatec Sub, which is to be designated in the Certificate of Merger as the Surviving Company.

                  "TERM NOTES" means the Term Notes to be executed as of the Closing Date by Invatec, each of which shall be payable to the order of a Stockholder, in the form attached hereto as EXHIBIT H.

                  "THRESHOLD AMOUNT" means one and one-half percent (1.5%) of the Ceiling Amount, as same may be adjusted after Closing pursuant to PARAGRAPH 5.

                  "UNIFORM PROVISIONS" means the Uniform Provisions for Stock Acquisitions By Taxable Merger attached hereto as ANNEX 1.

                  "WORKING CAPITAL" means the current assets minus (i) the current liabilities of the Company determined in accordance with GAAP (calculated as provided in SCHEDULE II attached hereto), and (ii) an amount equal to the sum of (a) the product of the highest state and federal combined marginal personal income tax rates (estimated by both parties to approximate 44.0%) MULTIPLIED BY the Company's taxable profits for the Company's fiscal year ended October 31, 1997, less (b) the amount of estimated income taxes paid by the Stockholders through the Closing Date with respect to such profits, and (iii) an amount equal to the product of the highest state and federal combined marginal personal income tax rates (estimated by both parties to approximate 44.0%) MULTIPLIED BY the Company's taxable profits for the Company's termination year commencing on November 1, 1997 (as such profits may be adjusted following the Closing upon audit). The Parties acknowledge and agree that such amount described in (ii) above for the Company's fiscal year ended October 31, 1997, is approximately $300,000 based on the Company's estimated taxable profits of $1,095,000 for the fiscal year ended October 31, 1997, considering estimated payments related thereto of $228,180 which have been made by the Stockholders prior to the Closing Date. Current liabilities shall expressly EXCLUDE current maturities of long-term

         Indebtedness, the current portion of obligations under capital leases, and the Company's line of credit payable to a financial institution. The Working Capital at the Current Balance Sheet Date is $2,103,765, determined as provided in SCHEDULE II attached hereto. For purposes of PARAGRAPH 5, the Working Capital as of the Closing Date is $1,773,765, assuming that (i) the reimbursable income taxes through the Current Balance Sheet Date are $300,000, (ii) the reimbursable professional fees and expenses pursuant to SUBPARAGRAPH 2(B) are $30,000, and (iii) the Recapture Reimbursement is zero.

                  PARAGRAPH 2. THE ACQUISITION. (A) THE MERGER. (i) CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, the Company will cause the Certificate of Merger to be duly executed and delivered on or promptly after the Closing Date and filed with the Secretary of State of the State of Kentucky.

                  (ii) THE EFFECTIVE TIME. The Effective Time will be upon the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Kentucky, unless specified to the contrary in the Certificate of Merger, and in any event, on or as promptly as practicable after the Closing Date.

                  (iii) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time, (1) the Company will be merged with and into Invatec Sub in accordance with the provisions of the KRS, (2) the Company will cease to exist as a separate legal entity, (3) Invatec Sub will be the Surviving Company and, as such, will, all with the effect provided by the KRS, (a) possess all the properties and rights, and be subject to all the restrictions, duties and obligations, of the Company and Invatec Sub and (b) be governed by the laws of the State of Kentucky, (4) the Charter Documents of Invatec Sub then in effect will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the Articles of Organization) or (b) their terms (in the case of the Operating Agreement)) the Charter Documents of the Surviving Company, except that the Articles of Organization shall be amended to change the name of the Surviving Company to "Dalco, LLC," (5) the initial member of the Board of Directors of the Surviving Company will be William E. Haynes, and he will hold the office of manager of the Surviving Company, subject to the provisions of the applicable laws of the State of Kentucky and the Charter Documents of the Surviving Company, and (6) the initial officers of the Surviving Company will be as set forth below, and each of those persons will serve in each office specified for that person below, subject to the provisions of the Charter Documents of the Surviving Company, until that person's successor is duly elected to, and, if necessary, qualified for, that office:

                            OFFICE:                          NAME:

Chairman of the Board, President & Chief
Executive Officer...................................  William E. Haynes
Chief Financial Officer, Senior Vice President,
Treasurer and Secretary.............................  Charles F. Schugart
Senior Vice President...............................  Christian G. Sawyer
Senior Vice President...............................  James H. Merrell
Vice President & Assistant Secretary................  Douglas R. Harrington, Jr.

Vice President & Assistant Secretary................  Frank L. Lombard
Vice President & Assistant Secretary................  John L. King

                  (iv) EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

                  (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to the provisions of PARAGRAPH 2(C) and PARAGRAPH 5, without interest, on surrender of the certificates evidencing those shares, the following (the "Acquisition
         Consideration"):

                  (a) Term Notes in the aggregate principal amount of Four Million Five Hundred Fifty Thousand and No/100 Dollars ($4,550,000.00); and

                  (b) Convertible Notes in the aggregate principal amount of Four Million Five Hundred Fifty Thousand and No/100 Dollars ($4,550,000.00);

         whereupon all such shares of Company Capital Stock shall cease to be outstanding and to exist, and shall be canceled and retired;

                  (2) each share of the Company's capital stock held in the treasury of the Company shall cease to be outstanding and to exist and shall be canceled and retired; and

                  (3) each membership interest of Invatec Sub issued and outstanding immediately prior to the Effective Time will be converted into one membership interest of the Surviving Company and the membership interests of the Surviving Company issued on that conversion will constitute all the issued and outstanding membership interests of the Surviving Company.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of PARAGRAPH 2(C) and PARAGRAPH 5, his or her pro rata share of the Acquisition Consideration.

                  (v) DELIVERY, EXCHANGE AND PAYMENT. On the Closing Date, the Stockholders, as holders of certificates representing all of the outstanding shares of Company Capital Stock, will receive, on surrender of those certificates (duly endorsed in blank, or accompanied by stock powers in blank duly executed, by that Stockholder, and with all necessary transfer tax and other revenue stamps, acquired at that Stockholder's expense, affixed and canceled) to Invatec, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements, subject to the provisions of PARAGRAPH 2(C) and PARAGRAPH 5, the Acquisition Consideration. Until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this SUBPARAGRAPH 2(A)(V), that certificate will, for all purposes, be deemed to evidence only the right to receive the pro rata share of the Acquisition Consideration evidenced thereby. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock delivered by that Stockholder.

         (B) INCOME AND OTHER TAXES; TRANSACTION EXPENSES. Stockholders shall pay all income, documentary, transfer, stamp, revenue or other taxes arising out of the transfer, surrender or cancellation of the Company Capital Stock or receipt of payments therefor, or any consideration delivered in connection therewith. Neither Invatec, the Surviving Company nor the Company shall be responsible to any party other than Stockholders for any business, occupation, income, withholding or similar tax, or any taxes of any kind, of the Stockholders. Invatec, on the one hand, and the Stockholders, on the other hand, will each pay their respective legal, accounting, tax, broker's or other advisors' expenses incurred in pursuing and consummating the Acquisition, except that notwithstanding the provision of SECTION 10.05 of the Uniform Provisions, the Company will reimburse Stockholders for one-half of the amount of any professional fees and expenses incurred by them in connection with the Acquisition, up to an aggregate maximum reimbursement of Thirty Thousand Dollars ($30,000), upon presentation of invoices from Stockholders' attorneys and accountants.

         (C) COMPANY DEBT LIMITATION. The Stockholders shall cause the total Indebtedness of the Company to be, immediately prior to Closing, equal to or less than Two Hundred Eighty-Three Thousand Four Hundred Fifty-Nine and No/100 Dollars ($283,459.00), including the prepayment penalties resulting from or arising out of the prepayment of such Indebtedness in connection with or as a result of the Acquisition. The original principal amounts of the Term Notes shall be increased or reduced by an aggregate amount equal to the amount by which the Company's Indebtedness at Closing is less than or greater than $283,459.00. Except for the reimbursement of professional fees and expenses contemplated by PARAGRAPH 2(B), the payments or distributions for payment of S corporation taxes contemplated in SUBPARAGRAPH 2(D)(III), the Recapture Reimbursement contemplated in SUBPARAGRAPH 2(D)(III), and salary accrued in the ordinary course of business, on the Closing Date there will not be any Indebtedness owed by the Company to any Stockholder, and each Stockholder shall repay to the Company at Closing the Indebtedness owed by such Stockholder to the Company.

         (D) S CORPORATION TAX RETURNS. (i) The Stockholders shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, at Invatec's reasonable cost and expense, all income Tax Returns of the Company that are due with respect to the Company's fiscal year ended October 31, 1997. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Returns; provided, that such Returns shall be prepared by treating items on such Returns in a manner consistent with past practices with respect to such items, and in accordance with applicable law. The Stockholders shall provide to Invatec drafts of all income Tax Returns of the Company required to be prepared and filed by the Stockholders under this PARAGRAPH 2(D) at least 30 days prior to the date for the filing of such Returns. At least 15 days prior to the due date for the filing of such Returns, Invatec shall notify the Stockholders of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) Invatec may have to any item set forth on such draft Returns. Invatec and the Stockholders agree to consult and resolve in good faith any such objections.

                  (ii) Except as provided in SUBPARAGRAPH 2(D)(I), Invatec shall have the exclusive authority and obligation, at Invatec's sole cost and expense, to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company; provided, that such Returns shall be prepared by treating items on such Returns in a manner consistent with past practices with respect to such items, and in accordance with applicable law. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Returns. The Returns for which Invatec shall be responsible pursuant to the foregoing sentence shall include the short year S Corporation Tax Return for the period beginning November 1, 1997. Invatec shall provide to the Stockholders drafts of all Returns of the Company required to be prepared and filed by Invatec under this SUBPARAGRAPH 2(D)(II) at least 30 days prior to the date for the filing of such Returns. At least 15 days prior to the due date for the filing of such Returns, the Stockholders shall notify Invatec of the existence of any objections (specifying in reasonable detail the nature and basis of such objection) the Stockholders may have to any items set forth on such draft Returns. Invatec and the Stockholders agree to consult and resolve in good faith any such objection.

                  (iii) The Company has distributed or shall distribute to the Stockholders (a) an aggregate amount of up to $300,000 to pay the federal, state and/or local or other Taxes attributable to the income of the Company for the Company's fiscal year ended October 31, 1997, (b) an aggregate amount adequate to pay the federal, state and/or local or other Taxes attributable to the income of the Company for the Company's S corporation termination year commencing as of November 1, 1997, and (c) an amount adequate to pay the Recapture Reimbursement, as determined in connection with the filing of the Company's tax return for the S corporation termination year commencing as of November 1, 1997, or thereafter changed as a result of audit or the filing of an amended tax return. The Stockholders shall promptly refund any overpayment or excess distribution.

                  (iv) In connection with the preparation, execution and filing of Returns, audit examinations and any administrative or judicial proceedings related to Tax liabilities imposed on the Stockholders with respect to the income or operations of the Company for all periods ending on or prior to the Closing Date, the Surviving Company and Invatec on the one hand, and the Stockholders on the other hand, will cooperate fully with each other, including, without limitation, the furnishing or making available for inspection during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

                  (v) Each Party shall promptly notify the other Parties in writing upon receipt by such Party or any of such Party's Affiliates of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date (any such inquiry, claims, assessment, audit or similar event, a "Pre-Closing Tax Matter"). The Stockholders, at their sole cost and expense, shall have the exclusive authority to represent the interests of the Company with respect to any Pre-Closing Tax Matter before any Taxing Authority or court and shall have the sole right to extend or waive the statute of limitations with respect to a Pre-Closing Tax Matter and to control the defense, compromise or other resolution of any Pre-Closing Tax Matter, including responding to inquiries, filing returns and settling audits; provided that the Stockholders shall not enter into any settlement of or otherwise compromise any Pre-Closing Tax Matter that affects or may affect the Tax liability (or the reporting position) of the Company or Invatec for any periods beginning on or after the Closing Date without the prior written consent of the Company, the Surviving Company and Invatec, which consent shall not be unreasonably withheld.

                  (vi) None of the Stockholders shall file or cause to be filed any amended Return for the Company without the prior written consent of Invatec, which consent shall not be unreasonably withheld. The Company and Invatec shall not file any amended Return for the Company with respect to any period prior to the Closing Date without the prior written consent of the Stockholders, which consent shall not be unreasonably withheld.

                  PARAGRAPH 3. THE CLOSING. (A) TIME AND PLACE. On or before the Closing Date, the Parties will take all actions necessary to effect the Acquisition (all those actions collectively being the "Closing"). The Closing will take place at the offices of Counsel for Invatec, located at Nine Greenway Plaza, Suite 3100, Houston, Texas 77046 at 10:00 a.m., local time, or at such later time on the Closing Date as Invatec shall specify by written notice to Stockholders.

         (B) STOCKHOLDERS' DELIVERIES. At or before the Closing, Stockholders shall deliver or cause to be delivered to Invatec the following, all of which shall be duly executed by all of the parties thereto, other than Invatec Sub, Invatec, or Invatec's third party lender:

                  (i) All of the stock certificates evidencing the Company Capital Stock, with all necessary transfer tax and other revenue stamps acquired and attached at the expense of the holder of such certificate, together with irrevocable stock powers in form and content acceptable to Invatec, duly authorized and executed by the record holder of each such stock certificate;

                  (ii) An Investor Representation Letter in the form attached hereto as EXHIBIT I from each Stockholder, duly executed by such Stockholder with respect to such Stockholder's acquisition of a Convertible Note as part of the Acquisition Consideration;

                  (iii) The Certificate of Merger;

                  (iv) The Plan of Merger;

                  (v) The Subordination Agreement;

                  (vi) The Employment Agreements;

                  (vii) The Registration Rights Agreement;

                  (viii) Resignations of all directors and officers of the Company, effective as of the Closing Date;

                  (ix) The Lease Agreement;

                  (x) Payment of any outstanding amounts owed by either Stockholder to the Company, as expressly set forth in PARAGRAPH 2(C) hereof;

                  (xi) An opinion of counsel issued by Counsel for the Company and the Stockholders, in the form attached hereto as EXHIBIT J;

                  (xii) No Withholding Certificates duly executed by the Stockholders in the form attached hereto as EXHIBIT K;

                  (xiii) Certificate of the Secretary or Assistant Secretary of the Company, certifying as to copies of the Articles of Incorporation and Bylaws of the Company, and the resolutions of the Board of Directors of the Company and the Stockholders, in form and content reasonably acceptable to Invatec, authorizing the transactions contemplated herein; and

                  (xiv) A Termination Agreement terminating any existing shareholder, voting or similar agreement between or among the Stockholders and/or the Company, or any of them, relating to the Company Capital Stock, and waiving the rights of the parties thereunder, in form and content reasonably acceptable to Invatec.

         (C) INVATEC'S OBLIGATIONS. At the Closing, Invatec will deliver or cause to be delivered to the Stockholders the following, all of which shall be duly executed by Invatec and Invatec Sub:

                  (i)      The Term Notes;

                  (ii)     The Convertible Notes;

                  (iii)    The Certificate of Merger;

                  (iv)     The Plan of Merger;

                  (v)      The Registration Rights Agreement;

                  (vi)     The Employment Agreements;

                  (vii) An opinion of counsel issued by Counsel for Invatec, in the form attached hereto as EXHIBIT L;

                  (viii) An opinion of counsel issued by Baker & Botts, L.L.P., in form and content reasonably acceptable to Counsel for the Company and the Stockholders;

                  (ix) Certificate of the Secretary or Assistant Secretary of Invatec certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec attached thereto, and the resolutions of the members of the Executive Committee of the Board of Directors of Invatec, in form and content reasonably acceptable to Counsel for the Company and the Stockholders, authorizing the transactions contemplated herein;

                  (x) Certificate of the Secretary or Assistant Secretary of Invatec Sub certifying as to copies of the Articles of Organization and Operating Agreement of Invatec Sub attached thereto, and the resolutions of the managers and members of Invatec Sub, in form and content reasonably acceptable to Counsel for the Company and the Stockholders, authorizing the transactions contemplated herein; and

                  (xi) The Lease Agreement.

         (D) FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby, including any subordination agreements requested by any holder of Senior Indebtedness, as such term is defined in the Convertible Notes, provided such subordination agreements do not materially and adversely change the Stockholders' subordination obligations set forth in the Convertible Notes and/or the Subordination Agreement. Each Stockholder, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer reasonably requested by Invatec, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Invatec, for the purpose of effecting the Acquisition.

                  PARAGRAPH 4. INCORPORATION OF UNIFORM PROVISIONS. The Uniform Provisions hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein.

                  PARAGRAPH 5. POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. Within ninety (90) days after the Closing Date, Invatec shall deliver to the Stockholders an unaudited balance sheet of the Company, prepared as of the Closing Date (the "Post-Closing Financial Statements"). These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by the Stockholders unless the Stockholders furnish written notice of their disagreement ("Notice of Disagreement") to Invatec prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by the Stockholders to Invatec in accordance with this PARAGRAPH 5, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 10-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain in dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10-day period (or any agreed upon extension thereof), to the Accounting Firm for review and resolution. In connection with such submission, Invatec and each Stockholder shall promptly execute any waivers, releases, indemnification agreements or fee agreements requested by the Accounting Firm. All proceedings conducted by the Accounting Firm shall be conducted at the offices of the Accounting Firm in Louisville, Kentucky. The Accounting Firm shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Accounting Firm. The cost of any proceeding (including the fees of the Accounting Firm but excluding the fees and disbursements of each Party's independent auditors and counsel) pursuant to this PARAGRAPH 5 shall be borne one-half by Invatec and one-half, jointly and severally, by the Stockholders. The fees and disbursements of Stockholders' independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne by Stockholders, and the fees and disbursements of Invatec's independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne by Invatec. The final determination as described in any of the procedures set forth hereinabove shall constitute the "Final Post-Closing Financial Statements." Stockholders hereby agree, jointly and severally, to pay to Invatec within five business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, an aggregate amount equal to the amount, if any, by which (a) Two Million One Hundred Three Thousand Seven Hundred Sixty-Five and No/100 Dollars ($2,103,765.00) minus (i) the reimbursement for S Corporation taxes, the Recapture Reimbursement and the reimbursement for professional fees and expenses contemplated herein, and (ii) $15,200 for equipment acquired and capitalized by the Company between October 31, 1997, and the Closing Date, as disclosed on SCHEDULE 2.17(A) of the Disclosure Statement exceeds (b) the Working Capital, as set forth in the Final Post-Closing Financial Statements. Determinations hereunder shall be consistent with the methodology reflected in SCHEDULES I AND II.

         PARAGRAPH 6. OFFSET; ATTORNEYS' FEES. To the extent permitted by applicable law, and subject to the limits on Damage Claims and on indemnification claims in SECTION 6.03 and SECTION 7.05 of the Uniform Provisions, all amounts due and owing to a Stockholder under this Agreement or a Term Note or Convertible Note shall be subject to offset by Invatec to the extent of any damages incurred as a result of any Stockholder's breach of this Agreement or any document, instrument, or agreement executed by either Stockholder in connection herewith, commencing on the tenth (10th) day after Invatec sends written notice to the Stockholders of the alleged breach, unless Stockholders cure same within such 10-day period. Any offset against a Term Note or Convertible Note shall be against (i) the payments next coming due under such Term Note or Convertible Note, or (ii) the then outstanding principal balance of the Term Note or Convertible Note, as applicable, at the election of Invatec. Each Stockholder hereby acknowledges and agrees that but for the right of offset contained in this PARAGRAPH 6, Invatec would not have entered into this Agreement or any of the transactions contemplated herein.

         PARAGRAPH 7. THIRD PARTY CONSENTS. Invatec acknowledges and agrees that the Company and the Stockholders have not attempted, and need not attempt, to obtain the consent of any party to the contracts described in SECTION 2.03 of the Disclosure Statement prior to the Closing or as a condition to the consummation of the transactions contemplated by this Agreement. The Stockholders will cooperate with Invatec, the Company and the Surviving Company in obtaining such consents after the Closing. Notwithstanding any other provision contained herein, the Stockholders make no representations or warranties whatsoever regarding the effect the transactions contemplated herein may have on the validity and enforceability of the contracts described in
SECTION 2.03 of the Disclosure Statement.

         PARAGRAPH 8. MULTIPLE COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. For purposes of the Agreement and all documents, instruments and agreements executed in connection herewith (other than Term Notes or Convertible Notes), facsimile signatures shall be deemed to be original signatures. In addition, if any Party executes facsimile copies of this Agreement or any documents, instruments of agreements executed in connection herewith (other than Term Notes or Convertible Notes), such copies shall be deemed originals.

         PARAGRAPH 9. INSURANCE ISSUES. The Parties hereby agree that the Company shall keep its existing general liability insurance policy in place until the earlier of (i) the expiration of three (3) months from the Closing Date or (ii) such time as the Stockholders and Invatec agree that it is no longer advisable to keep to such policy in place. If the Stockholders and Invatec cannot agree that it is no longer advisable to keep such policy in place prior to the expiration of three (3) months from the Closing Date, then the Company shall obtain "tail coverage" with respect to the matters covered by the general liability policy, which coverage shall remain in place for a period of two (2) years from the Closing Date. The cost for such tail coverage shall be divided evenly between the Company, on the one hand, and the Stockholders, jointly and severally, on the other hand. Precision Valve Services, Inc. shall be covered by such tail coverage, if any; however, such coverage shall be at the sole cost and expense of Stockholders.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                         INVATEC:

                                         INNOVATIVE VALVE TECHNOLOGIES, INC.

                                         By: /s/ JOHN L. KING
                                         Name: John L. King
                                         Title: Vice President

                                         INVATEC SUB:

                                         DIVT ACQUISITION, LLC

                                         By: /s/ JOHN L. KING
                                         Name: Jonh L. King
                                         Title: Vice President

                                         STOCKHOLDERS:

                                         /s/ JAMES H. MERRELL
                                             James H. Merrell

                                         /s/ CHRISTIAN G. SAWYER
                                             Christian G. Sawyer

                                         THE COMPANY:

                                         DALCO, INC.

                                         By: /s/ JAMES H. MERRELL
                                         Name: James H. Merrell
                                         Title: President

                                         By: /s/ CHRISTIAN G. SAWYER
                                         Name: CHRISTIAN G. SAWYER
                                         Title: Vice President

                  The undersigned, the spouse of Christian G. Sawyer, is fully aware of, understands, and fully consents and agrees to the provisions of this Merger Agreement, and its binding effect upon any community or other property interests that she may own in the Company Capital Stock (or alternatively, in order to confirm that she has no right, title or interest, legal or beneficial, in the shares of Company Capital Stock standing in the name of Christian G. Sawyer), and her awareness, understanding, consent and agreement are evidenced by her execution hereof.

                                         /s/ SYLVIA L. SAWYER
                                         NAME: Sylvia L. Sawyer,
                                         SPOUSE OF CHRISTIAN G. SAWYER

Schedule I - Indebtedness
Schedule II - Working Capital
Schedule 3.04 - Capital Stock of Invatec
Schedule 3.05 - Subsidiaries of Invatec

Exhibit A - Convertible Notes
Exhibit B-1 - Merrell Employment Agreement
Exhibit B-2 - Sawyer Employment Agreement
Exhibit C - Initial Financial Statements
Exhibit D - Lease Agreement
Exhibit E - Plan of Merger
Exhibit F - Registration Rights Agreement
Exhibit G - Subordination Agreement
Exhibit H - Term Note
Exhibit I - Investor Representation Letter
Exhibit J - Opinion of Counsel for Company and Stockholders
Exhibit K - No Withholding Certificates
Exhibit L - Opinion of Counsel for Invatec

                                   SCHEDULE I

                                  INDEBTEDNESS

                                October 31, 1997

Unsecured Credit Line Payable to Bank                                   $100,954

Installment Loans Payable to Bank                                        124,294

Obligations under Capital Leases                                          58,211

TOTAL                                                                   $283,459

                                   SCHEDULE II

                                 WORKING CAPITAL
Current Assets ...................................................  $ 2,644,872
Current Liabilities ..............................................     (787,545)

Add Back:

Note Payable to Bank, Unsecured ..................................      100,000
Current Portion of Notes Payable .................................       79,438
Current Portion of Capital Leases ................................       17,000
Deferred Tax Asset - Profit Sharing Plan .........................       50,000
                                                                    -----------

Working Capital as of the Current Balance Sheet Date .............  $ 2,103,765

Certain Deductions:

         S Corporation Tax Distribution (through October 31, 1997)     (300,000*
         Recapture Reimbursement .................................           (0)
         Professional Fees and Expenses Reimbursement ............      (30,000)(a)
                                                                     ----------

Working Capital as of the Closing Date ...........................    1,773,765(b)

*     Assumes Maximum Permissible Reimbursement

(a) Fifty Percent (50%) of the Stockholders' professional fees and expenses related to the Acquisition will be reimbursed to Stockholders by the Company, up to a maximum reimbursement of $30,000, in accordance with SUBPARAGRAPH 2(B).

(b) This amount will be adjusted for S Corporation income taxes relating to the period from November 1, 1997 through the Closing Date in accordance with the definition of the term "Working Capital."

                                                                         Annex 1

                       INNOVATIVE VALVE TECHNOLOGIES, INC.

                               UNIFORM PROVISIONS

                                       FOR

                               STOCK ACQUISITIONS

                                BY TAXABLE MERGER

                                TABLE OF CONTENTS

ARTICLE I

     REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER......................-1-
     Section 1.01.  OWNERSHIP AND STATUS OF COMPANY CAPITAL STOCK............-1-
     Section 1.02.  POWER OF THE STOCKHOLDER; APPROVAL OF THE ACQUISITION....-1-
     Section 1.03.  NO CONFLICTS OR LITIGATION...............................-2-
     Section 1.04.  NO BROKERS...............................................-2-
     Section 1.05.  PREEMPTIVE AND OTHER RIGHTS; WAIVER......................-2-
     Section 1.06.  CONTROL OF RELATED BUSINESSES............................-2-

ARTICLE II

     REPRESENTATIONS AND WARRANTIES
     OF
     THE COMPANY AND THE STOCKHOLDERS........................................-3-
     Section 2.01.  ORGANIZATION.............................................-3-
     Section 2.02.  QUALIFICATION............................................-3-
     Section 2.03.  AUTHORIZATION; ENFORCEABILITY;
                    ABSENCE OF CONFLICTS; REQUIRED CONSENTS..................-3-
     Section 2.04.  CHARTER DOCUMENTS AND RECORDS; NO VIOLATION..............-4-
     Section 2.05.  NO DEFAULTS..............................................-4-
     Section 2.06.  COMPANY SUBSIDIARIES.....................................-5-
     Section 2.07.  CONTROLLING AFFILIATES...................................-5-
     Section 2.08.  CAPITAL STOCK OF THE COMPANY AND
                    THE COMPANY SUBSIDIARIES.................................-5-
     Section 2.09.  TRANSACTIONS IN CAPITAL STOCK............................-6-
     Section 2.10.  NO BONUS SHARES..........................................-6-
     Section 2.11.  PREDECESSOR STATUS; ETC..................................-6-
     Section 2.12.  RELATED PARTY AGREEMENTS.................................-6-
     Section 2.13.  LITIGATION...............................................-6-
     Section 2.14.  FINANCIAL STATEMENTS; DISCLOSURE.........................-6-
     Section 2.15.  COMPLIANCE WITH LAWS.....................................-7-
     Section 2.16.  CERTAIN ENVIRONMENTAL MATTERS............................-8-
     Section 2.17.  LIABILITIES AND OBLIGATIONS..............................-8-
     Section 2.18.  RECEIVABLES..............................................-9-
     Section 2.19.  OWNED AND LEASED REAL PROPERTIES.........................-9-
     Section 2.20.  OTHER TANGIBLE ASSETS...................................-10-
     Section 2.21.  PROPRIETARY RIGHTS......................................-10-
     Section 2.22.  RELATIONS WITH GOVERNMENTS, ETC.........................-10-
     Section 2.23.  COMMITMENTS.............................................-10-

     Section 2.24.  CAPITAL EXPENDITURES....................................-12-
     Section 2.25.  INVENTORIES.............................................-12-
     Section 2.26.  INSURANCE...............................................-12-
     Section 2.27.  EMPLOYEE MATTERS........................................-13-
     Section 2.28.  COMPLIANCE WITH ERISA, ETC..............................-15-
     Section 2.29.  TAXES...................................................-18-
     Section 2.30.  GOVERNMENT CONTRACTS....................................-19-
     Section 2.31.  ABSENCE OF CHANGES......................................-19-
     Section 2.32.  BANK RELATIONS; POWERS OF ATTORNEY......................-20-

ARTICLE III

     REPRESENTATIONS AND WARRANTIES
     OF INVATEC AND INVATEC SUB.............................................-21-
     Section 3.01.  ORGANIZATION; POWER.....................................-21-
     Section 3.02.  AUTHORIZATION; ENFORCEABILITY;
                    ABSENCE OF CONFLICTS; REQUIRED CONSENTS.................-21-
     Section 3.03.  CHARTER DOCUMENTS.......................................-22-
     Section 3.04.  CAPITAL STOCK OF INVATEC................................-22-
     Section 3.05.  SUBSIDIARIES............................................-23-
     Section 3.06.  COMPLIANCE WITH LAWS; NO LITIGATION.....................-23-
     Section 3.07.  SECURITIES REPORTS......................................-23-
     Section 3.08.  TAX REPRESENTATIONS RELATING TO CONVERTIBLE NOTES.......-23-

ARTICLE IV

     [INTENTIONALLY OMITTED.................................................-24-

ARTICLE V

     [INTENTIONALLY OMITTED]................................................-24-

ARTICLE VI

     COVENANTS FOLLOWING THE CLOSING DATE...................................-24-
     Section 6.01.  ........................................................-24-
     REMOVAL OF GUARANTIES..................................................-24-
     Section 6.02.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES..............-24-
     Section 6.03.  LIMITATIONS ON DAMAGE CLAIMS............................-25-
     Section 6.04.  ........................................................-26-

ARTICLE VII

     INDEMNIFICATION........................................................-26-
     Section 7.01.  IN RESPECT OF REPRESENTATIONS AND WARRANTIES............-26-
     Section 7.02.  INDEMNIFICATION OF INVATEC INDEMNIFIED PARTIES..........-27-
     Section 7.03.  INDEMNIFICATION OF STOCKHOLDER INDEMNIFIED PARTIES......-27-
     Section 7.04.  CONDITIONS OF INDEMNIFICATION...........................-27-
     Section 7.05.  LIMITATIONS ON INDEMNIFICATION..........................-29-

ARTICLE VIII

     CONFIDENTIALITY AND NONCOMPETITION PROVISIONS..........................-30-
     Section 8.01.  PROHIBITED ACTIVITIES...................................-30-
     Section 8.02.  INJUNCTIVE RELIEF.......................................-31-
     Section 8.03.  NOTICE OF POTENTIAL VIOLATIONS..........................-31-
     Section 8.04.  SPECIAL JURISDICTIONAL PROVISIONS.......................-31-
     Section 8.05.  SPECIAL ATTORNEY FEE PROVISIONS.........................-32-
     Section 8.06.  REASONABLENESS; REFORMATION; SEVERABILITY...............-32-
     Section 8.07.  INDEPENDENT COVENANT....................................-32-
     Section 8.08.  MATERIALITY.............................................-32-
     Section 8.09.  ........................................................-32-

ARTICLE IX

     DEFINITIONS............................................................-33-
     Section 9.01.  DEFINED TERMS...........................................-33-
     Section 9.02.  OTHER DEFINED TERMS.....................................-45-
     Section 9.03.  OTHER DEFINITIONAL PROVISIONS...........................-45-
     Section 9.04.  CAPTIONS................................................-46-

ARTICLE X

     GENERAL PROVISIONS.....................................................-46-
     Section 10.01.  TREATMENT OF CONFIDENTIAL INFORMATION..................-46-
     Section 10.02.  BROKERS AND AGENTS.....................................-46-
     Section 10.03.  ASSIGNMENT; NO THIRD PARTY BENEFICIARIES...............-46-
     Section 10.04.  ENTIRE AGREEMENT; AMENDMENT; WAIVERS...................-47-
     Section 10.05.  EXPENSES...............................................-47-
     Section 10.06.  NOTICES................................................-47-
     Section 10.07.  GOVERNING LAW; MEDIATION AND ARBITRATION;
                     JURISDICTION; VENUE.  (a)..............................-48-
     Section 10.08.  EXERCISE OF RIGHTS AND REMEDIES........................-49-

     Section 10.09.  TIME...................................................-49-
     Section 10.10.  REFORMATION AND SEVERABILITY...........................-50-
     Section 10.11.  REMEDIES CUMULATIVE....................................-50-
     Section 10.12.  RELEASE................................................-50-

ARTICLE XI

     [INTENTIONALLY OMITTED]................................................-51-

                                    ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

                  Each of the Stockholders represents and warrants to Invatec that, as applied solely to such Stockholder, all the following representations and warranties in this ARTICLE I are as of the date of this Agreement true and correct:

                  Section 1.01. OWNERSHIP AND STATUS OF COMPANY CAPITAL STOCK. The Stockholder is the record and beneficial owner (or, if the Stockholder is a trust or the estate of a deceased natural person, the legal owner) of the number of shares of Company Capital Stock set forth, by each class, and by each series in each class, thereof, opposite the Stockholder's name in SECTION 1.01 OF THE DISCLOSURE STATEMENT, free and clear of all Liens, except for the Liens set forth in SECTION 1.01 OF THE DISCLOSURE STATEMENT, all of which will be released on or before the Closing Date.

                  Section 1.02. POWER OF THE STOCKHOLDER; APPROVAL OF THE ACQUISITION. (a) The Stockholder has the full power, legal capacity and authority to execute and deliver this Agreement and each other Transaction Document to which the Stockholder is a party and to perform the Stockholder's obligations in this Agreement and in all other Transaction Documents to which the Stockholder is a party. This Agreement constitutes, and each such other Transaction Document, when executed in the Stockholder's individual capacity and delivered by the Stockholder, will constitute, the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). If the Stockholder is an Entity, the Stockholder has obtained, in accordance with all applicable Governmental Requirements and its Charter Documents, all approvals and the taking of all actions necessary for the authorization, execution, delivery and performance by the Stockholder of this Agreement and the other Transaction Documents to which the Stockholder is a party. If the Stockholder is acting otherwise than in such Stockholder's individual capacity (whether as an executor or a guardian or in any other fiduciary or representative capacity), all actions on the part of the Stockholder and all other Persons (including any court) necessary for the authorization, execution, delivery and performance by the Stockholder of this Agreement and the other Transaction Documents to which the Stockholder is a party have been duly taken.

                  (b) The Stockholder, acting in each capacity in which such Stockholder is entitled, by reason of the Company's Charter Documents or the Governmental Requirements of the Company's Organization State or for any other reason, to vote to approve or disapprove the consummation of the Acquisition, has voted all the shares of Company Capital Stock owned by him and entitled to a vote or votes on that matter, in any one or more of the manners prescribed or permitted by the Company's Charter Documents or the Governmental Requirements of the

Company's Organization State, whichever are controlling, to approve this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby.

                  Section 1.03. NO CONFLICTS OR LITIGATION. Except as set forth in SECTION 1.03 OF THE DISCLOSURE STATEMENT, the execution, delivery and performance in accordance with their respective terms by the Stockholder of this Agreement and the other Transaction Documents to which the Stockholder is a party do not and will not (a) violate or conflict with any Governmental Requirement, (b) breach or constitute a default under any agreement or instrument to which the Stockholder is a party or by which the Stockholder or any of the shares of Company Capital Stock owned by the Stockholder is bound,
(c) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon any of the shares of Company Capital Stock owned by the Stockholder (or upon any revenues, income or profits of the Stockholder therefrom) or (d) if the Stockholder is an Entity, violate the Stockholder's Charter Documents. No Litigation is pending or, to the knowledge of the Stockholder, threatened to which the Stockholder is or may become a party which
(a) questions or involves the validity or enforceability of any of the Stockholder's obligations under any Transaction Document or (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by the Stockholder of the transactions contemplated by this Agreement to be consummated by the Stockholder or (ii) damages in connection with any consummation by the Stockholder of the transactions contemplated by this Agreement.

                  Section 1.04. NO BROKERS. The Stockholder has not, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby (a) employed any broker, finder or agent or (b) agreed to pay or incurred any obligation to pay any broker's or finder's fee, any sales commission or any similar form of compensation.

                  Section 1.05. PREEMPTIVE AND OTHER RIGHTS; WAIVER. Except for the right of the Stockholder to receive shares of Invatec Common Stock as a result of the Acquisition or to acquire Invatec Common Stock pursuant to the Convertible Notes, if any, or any written option granted by Invatec to the Stockholder and except as set f orth in SECTION 1.05 OF THE DISCLOSURE STATEMENT, the Stockholder either (a) does not own or otherwise have any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any shares of Company Capital Stock or Invatec Common Stock or (b) hereby irrevocably waives each right of that type the Stockholder does own or otherwise has.

                  Section 1.06. CONTROL OF RELATED BUSINESSES. Except as set forth in SECTION 1.06 OF THE DISCLOSURE STATEMENT, the Stockholder is not, alone or with one or more other Persons, the controlling Affiliate of any Entity, business or trade (other than the Company and the Company Subsidiaries, if the Stockholder is an Affiliate of the Company) that (a) is engaged in any line of business which is the same as or similar to any line of business in which the Company or any Company Subsidiary is engaged or (b) is, or has within the three-year period ending on the date of this Agreement, engaged in any transaction with the Company or any Company Subsidiary, except for transactions in the ordinary course of business of the Company or that Company Subsidiary.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                                       OF

                        THE COMPANY AND THE STOCKHOLDERS

                  The Company and each Stockholder jointly and severally represent and warrant to, and agree with, Invatec that all the following representations and warranties in this ARTICLE II are as of the date of this Agreement true and correct:

                  Section 2.01. ORGANIZATION. SECTION 2.01 OF THE DISCLOSURE STATEMENT sets forth the Organization State of each of the Company and the Company Subsidiaries. Each of the Company and the Company Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its Organization State, (b) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (c) is duly qualified and in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires, except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect.

                  Section 2.02. QUALIFICATION. SECTION 2.02 OF THE DISCLOSURE STATEMENT lists all the jurisdictions in which each of the Company and the Company Subsidiaries is authorized or qualified to own or lease and to operate its properties or to carry on its business as now conducted, and neither the Company nor any Company Subsidiary owns, leases or operates any properties, or carries on any business, that is Material to the Acquired Business in any jurisdiction not listed in that Section.

                  Section 2.03. AUTHORIZATION; ENFORCEABILITY; ABSENCE OF CONFLICTS; REQUIRED CONSENTS. (a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, and the effectuation of the Acquisition and the other transactions contemplated hereby and thereby, are within its corporate or other power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and those Governmental Requirements.

                  (b) This Agreement has been, and each of the other Transaction Documents to which the Company is a party, when executed and delivered to Invatec (or, in the case of the Certificates of Merger the applicable Governmental Authorities) will have been, duly executed and delivered by the Company and is, or when so executed and delivered will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  (c) The execution, delivery and performance in accordance with their respective terms by the Company of the Transaction Documents to which it is a party have not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of any of the Company and the Company Subsidiaries, (B) any Governmental Requirement applicable to any of the Company and the Company Subsidiaries or (C) any Material Agreement of the Company (except as set forth in SECTION 2.03 OF THE DISCLOSURE STATEMENT), (ii) except as set forth in SECTION 2.03 OF THE DISCLOSURE STATEMENT, result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of any of the Company and the Company Subsidiaries or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require any of the Company and the Company Subsidiaries to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or assets of any of the Company and the Company Subsidiaries (or upon revenues, income or profits of any of the Company and the Company Subsidiaries therefrom) or (iv) except as set forth in SECTION 2.03 OF THE DISCLOSURE STATEMENT, result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by any of the Company and the Company Subsidiaries at the date hereof and necessary for the ownership, lease or operation of its properties or the conduct of its business as now conducted, including any necessary Governmental Approval under each applicable Environmental Law.

                  (d) Except for the filing of the Certificates of Merger with the applicable Governmental Authorities, and as may be required by the HSR Act or the applicable state securities or blue sky laws, no Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made, by any of the Company and the Company Subsidiaries for the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, the enforcement against the Company of its obligations thereunder or the effectuation of the Acquisition and the other transactions contemplated thereby.

                  Section 2.04. CHARTER DOCUMENTS AND RECORDS; NO VIOLATION. The Company has caused true, complete and correct copies of the Charter Documents, each as in effect on the date hereof, and the minute books and similar corporate or other Entity records of each of the Company and the Company Subsidiaries to be delivered or otherwise made available to Invatec. No breach or violation of any Charter Document of any of the Company and the Company Subsidiaries has occurred and is continuing.

                  Section 2.05. NO DEFAULTS. Except as disclosed in SECTION 2.05 OF THE DISCLOSURE STATEMENT, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which (a) entitles any holder of any outstanding Indebtedness, or any Guaranty not constituting Indebtedness, of any of the Company and the Company Subsidiaries, or a representative of that holder, to accelerate the maturity, or require a mandatory prepayment, of that Indebtedness or Guaranty, or affords that holder or its representative, or any beneficiary of that Guaranty, the right to require any of the Company and the Company Subsidiaries to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform that Guaranty in whole or in part, (b) entitles any Person to obtain any Lien (other than a Permitted Lien) upon any properties or assets constituting any part of the Acquired Business (or upon any revenues, income or profits of any of the Company and the Company Subsidiaries therefrom) or (c) constitutes a violation or breach of, or a default under, any Material Agreement of the Company by any of the Company and the Company Subsidiaries.

                  Section 2.06. COMPANY SUBSIDIARIES. SECTION 2.01 OF THE DISCLOSURE STATEMENT either (a) sets forth the form of organization, legal name, each assumed name and Organization State of each Company Subsidiary or (b) correctly states no Entity is a Company Subsidiary. Except as disclosed in
SECTION 2.06 OF THE DISCLOSURE STATEMENT, each Company Subsidiary is a Wholly Owned Subsidiary. In the case of any Company Subsidiary that is not a Wholly Owned Subsidiary, SECTION 2.06 OF THE DISCLOSURE STATEMENT sets forth, by each class and each series within each class, (a) the number of outstanding shares (or other percentage ownership interests) of Capital Stock of the Company Subsidiary, (b) the Company's aggregate direct and indirect ownership of those shares (or interests) and (c) the name and address of record and percentage ownership of those shares (or interests) of each holder of record thereof other than the Company or a Company Subsidiary. No Lien exists on any outstanding share of Capital Stock of any Company Subsidiary which is owned directly or indirectly by the Company other than (a) the Liens, if any, described in SECTION
2.06 OF THE DISCLOSURE STATEMENT, all of which will be released on or before the Closing Date, and (b) Permitted Liens. Except as set forth in SECTION 2.06 OF THE DISCLOSURE STATEMENT, the Company does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock or Derivative Securities of any Entity other than a Company Subsidiary.

                  Section 2.07. CONTROLLING AFFILIATES. SECTION 2.07 OF THE DISCLOSURE STATEMENT sets forth the name of each Person who at the time the Acquisition was submitted for vote or consent to the Stockholders, is, was or will be an Affiliate of the Company by reason of that Person's control of the Company.

                  Section 2.08. CAPITAL STOCK OF THE COMPANY AND THE COMPANY SUBSIDIARIES. SECTION 2.08 OF THE DISCLOSURE STATEMENT sets forth, by each class and by each series within each class, the total number of shares of authorized Company Capital Stock and the total number of such shares that have been issued and are now outstanding. Except as set forth in SECTION 2.08 OF THE DISCLOSURE
STATEMENT: (a) no shares of Company Capital Stock are held by the Company or any Company Subsidiary as treasury shares; and (b) no outstanding options, warrants or rights to acquire Capital Stock of the Company or any Company Subsidiary exist. All the issued and outstanding shares of Capital Stock of each of the Company and the Company Subsidiaries (a) have been duly authorized and validly issued in accordance with the applicable Governmental Requirements of their issuer's Organization State and Charter Documents and (b) are fully paid and nonassessable. Neither the Company nor any Company Subsidiary has issued or sold any shares of its outstanding Capital Stock in breach or violation of (a) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or (b) the terms of any of its Derivative Securities which then were outstanding. No Person has, otherwise than solely by reason of that Person's right, if any, to vote shares of the Capital Stock of the Company or any Company Subsidiary it holds (to the extent those shares afford the holder thereof any voting rights) any right to vote on any matter with the holders of Capital Stock of the Company or any Company Subsidiary.

                  Section 2.09. TRANSACTIONS IN CAPITAL STOCK. Except as set forth in SECTION 2.09 OF THE DISCLOSURE STATEMENT: (a) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or reacquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (b) no transaction has been effected, and no action in contemplation of the transactions described in this Agreement has been taken, respecting the equity ownership of either the Company or any Company Subsidiary.

                  Section 2.10. NO BONUS SHARES. Except as set forth in SECTION
2.10 OF THE DISCLOSURE STATEMENT, no outstanding share of Capital Stock of the Company was issued for less than the fair market value thereof at the time of issuance or was issued in exchange for any consideration other than cash.

                  Section 2.11. PREDECESSOR STATUS; ETC. Except as disclosed in
SECTION 2.11 OF THE DISCLOSURE STATEMENT, the Company has not been a Subsidiary or division of another corporation during the past five years.

                  Section 2.12. RELATED PARTY AGREEMENTS. Except as set forth in
SECTION 2.12 OF THE DISCLOSURE STATEMENT, each Related Party Agreement in effect on the date hereof will have been terminated as of the Closing Date, and no Related Party Agreement will exist then or thereafter to and including the Effective Time.

                  Section 2.13. LITIGATION. Except as disclosed in SECTION 2.13 OF THE DISCLOSURE STATEMENT, no Litigation is pending or, to the knowledge of the Company or any Stockholder, threatened to which the Company, any Company Subsidiary or any Stockholder is or may become a party.

                  Section 2.14. FINANCIAL STATEMENTS; DISCLOSURE. (a) FINANCIAL STATEMENTS. (i) The Company's Financial Statements prepared as of the Company's fiscal years ending in 1995, 1996 and 1997, each year-end and each fiscal quarter of the Company thereafter (including in each case the related schedules and notes) present fairly, in all material respects, the financial position of the Acquired Business at the respective dates of the balance sheets included therein and the results of operations and cash flows of the Acquired Business and stockholders' or other owners' equity for the respective periods set forth therein and have been prepared in accordance with GAAP.

As of the date of any balance sheet included in those Financial Statements, neither the Company nor any Company Subsidiary then had any outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss, which in the aggregate then were Material to the Acquired Business and required to be reflected in such Financial Statements or in the notes related thereto in accordance with GAAP which were not so reflected.

                  (ii) Since the Current Balance Sheet Date, no change has occurred in the business, operations, properties or assets, liabilities, condition (financial or other) or results of operations of the Company or any Company Subsidiary that could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect.

                  (b) DISCLOSURE. As of the date hereof, all Information that has been furnished to Invatec by or on behalf of the Company prior to the date of this Agreement in connection with the transactions contemplated hereby is, taken together, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which those statements were made.

                  Section 2.15. COMPLIANCE WITH LAWS. (a) Except as disclosed in
SECTION 2.15 OF THE DISCLOSURE STATEMENT: (i) each of the Company and the Company Subsidiaries possesses, or, if required by the applicable Environmental Laws (including those relating to the maintenance, repair or servicing of industrial valves or other process-system components or equipment containing volatile organic compounds, hazardous air pollutants or Solid Wastes, Hazardous Wastes or Hazardous Substances), one or more of its employees as required by those Environmental Laws possesses, all material certifications and licenses and similar Governmental Approvals required for the conduct of its business; and
(ii) each of the Company and the Company Subsidiaries and such one or more of its employees are in compliance in all material respects with the terms and conditions of all Governmental Approvals necessary for the ownership or lease and the operation of its properties (including all the facilities and sites it owns or holds under any lease) and the carrying on of its business as now conducted, except to the extent that any such noncompliance would not be reasonably anticipated to result in a Material Adverse Effect. The Company has provided Invatec with a complete written list of all the Governmental Approvals so possessed (other than permits for particular jobs for customers at their facilities). All the Governmental Approvals so listed are valid and in full force and effect, and, except as disclosed in SECTION 2.15 OF THE DISCLOSURE STATEMENT, neither the Company nor any Company Subsidiary has received, nor to the knowledge of any Stockholder and the Company has any employee of either received, any notice from any Governmental Authority of its intention to cancel, terminate or not renew any of those Governmental Approvals.

                  (b) Except as disclosed in SECTION 2.15 OF THE DISCLOSURE STATEMENT, each of the Company and the Company Subsidiaries: (i) has been and continues to be in compliance in all material respects with all Governmental Requirements applicable to it or any of its presently or previously owned or operated properties (including all the facilities and sites now or previously owned or held by it under any lease), businesses or operations, including all applicable Governmental Requirements under ERISA and Environmental Laws except to the extent that any such noncompliance would not be reasonably anticipated to result in a Material Adverse Effect; and (ii)(A) neither the Company nor any Company Subsidiary has received, nor to the knowledge of the Stockholders and of the Company has any employee of either received, any notice from any Governmental Authority which asserts, or raises the possibility of assertion of, any noncompliance with any of those Governmental Requirements and, (B) to the knowledge of each of the Company, the Company Subsidiaries and the Stockholders, no condition or state of facts exists which would provide a valid basis for any such assertion.

                  Section 2.16. CERTAIN ENVIRONMENTAL MATTERS. Except as disclosed in SECTION 2.16 OF THE DISCLOSURE STATEMENT: (a) the Company and each Company Subsidiary have complied, and remain in compliance, in all material respects with the provisions of all Environmental Laws applicable to any of them or any of their respective owned or operated facilities, sites or other properties, businesses and operations, including those which relate to the reporting by the Company and each Company Subsidiary of all sites owned or operated by any of them where Solid Wastes, Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (b) no release (as defined in those Environmental Laws) at, from, in or on any site owned or operated by the Company or any Company Subsidiary has occurred which, if all relevant facts were known to the relevant Governmental Authorities, (i) would require remediation to avoid deed record notices, restrictions, liabilities or (ii) would result in other consequences that would not be applicable if that release had not occurred; (c) neither the Company nor any Company Subsidiary (or any agent or contractor of either) has transported or arranged for the transportation of any Solid Wastes, Hazardous Wastes or Hazardous Substances to, or disposed or arranged for the disposition of any Solid Wastes, Hazardous Wastes or Hazardous Substances at, any off-site location that could lead to any claim against the Company, any Company Subsidiary, Invatec or any Subsidiary of Invatec, as a potentially responsible party or otherwise, for any fines, clean-up costs, remedial work, damage to natural resources, personal injury or property damage, including any claim under CERCLA; and (d) no storage tanks exist, or have ever existed, on or under any of the properties owned or operated by the Company or any Company Subsidiary from which any Solid Wastes, Hazardous Wastes or Hazardous Substances have been released into the surrounding environment. The Company has provided Invatec with copies (or if not available, accurate written summaries) of all environmental investigations, studies, audits, reviews and other analyses conducted by or on behalf, or which otherwise are in the actual or constructive possession, of the Company or any Company Subsidiary respecting any facility, site or other property presently owned or operated by the Company or any Company Subsidiary.

                  Section 2.17. LIABILITIES AND OBLIGATIONS. SECTION 2.17 OF THE DISCLOSURE STATEMENT lists or describes all present liabilities, of every kind, character and description and whether accrued, absolute, fixed, contingent or otherwise, of each of the Company and the Company Subsidiaries which (a) exceed or reasonably could be expected to exceed $15,000 and (b) (i) had been incurred prior to the Current Balance Sheet Date, but are not reflected on the Current Balance Sheet, or

(ii) were incurred after the Current Balance Sheet Date otherwise than in the ordinary course of business, and consistent with the past practice, of that Entity. That Section also lists and describes, for each of the Company and the Company Subsidiaries: (a) each of its outstanding secured and unsecured Guaranties not constituting its Indebtedness and, for each of those Guaranties, whether any Stockholder or Related Person or Affiliate of any Stockholder is a Person whose obligation is covered by that Guaranty, and (b) for each of the items listed under clause (a) of this sentence, (i) if that item is secured by any property or asset of the Company or any Company Subsidiary, the nature of that security, and (ii) if that item is covered in whole or in part by a Guaranty of any Stockholder or any Related Person or Affiliate of any Stockholder, the name of the guarantor.

                  Section 2.18. RECEIVABLES. Except as set forth in SECTION 2.18 OF THE DISCLOSURE STATEMENT, all the accounts and notes or other accounts receivable of the Company and the Company Subsidiaries reflected on the Current Balance Sheet were collected, or are valid and enforceable claims arising in the ordinary course of business and, in the good faith belief of the Company's management, collectible, in the aggregate respective amounts so reflected, net of the reserves, if any, reflected in the Current Balance Sheet.

                  Section 2.19. OWNED AND LEASED REAL PROPERTIES. (a) SECTION
2.19 OF THE DISCLOSURE STATEMENT lists and correctly describes in all material respects: (i) all real properties owned by any of the Company and the Company Subsidiaries and, for each of those properties, the address thereof, the type and approximate square footage of each structure located thereon and the use thereof in the business of the Company and the Company Subsidiaries; (ii) all real properties of which any of the Company and the Company Subsidiaries is the lessee and, for each of those properties, the address thereof, the type and approximate square footage of each structure located thereon the Company or a Company Subsidiary is leasing, the use thereof in the business of the Company and the Company Subsidiaries and the expiration date of its lease; and (iii) in the case of each real property listed as being owned, whether it was previously owned, and in the case of each real property listed as being leased, whether it is presently owned, by any Stockholder or any of such Stockholder's Related Persons or Affiliates (other than the Company or the Company Subsidiaries, if the Stockholder is an Affiliate of the Company).

                  (b) Except as set forth in SECTION 2.19 OF THE DISCLOSURE STATEMENT, the Company has provided Invatec with true, complete and correct copies of all title reports and insurance policies relating to any of the real properties listed as being owned or leased in that Section. Except as set forth in that Section or those reports and policies, and except for Permitted Liens, the Company or a Company Subsidiary owns in fee, and has good, valid and marketable title to, free and clear of all Liens, each property listed in that Section as being owned.

                  (c) The Company has provided Invatec with true, correct and complete copies of all leases under which the Company or a Company Subsidiary is leasing each of the properties listed in SECTION 2.19 OF THE DISCLOSURE STATEMENT as being leased and, except as set forth in SECTION 2.19 OF THE DISCLOSURE STATEMENT, (i) each of those leases is, to the knowledge of the Stockholders and of the Company, valid and binding on the lessor party thereto, and (ii) the lessee party thereto has not sublet any of the leased space to any Person other than the Company or a Company Subsidiary.

                  (d) The fixed assets of each of the Company and the Company Subsidiaries are affixed only to one or more of the real properties listed in
SECTION 2.19 OF THE DISCLOSURE STATEMENT and, except as set forth in that Section, are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

                  Section 2.20. OTHER TANGIBLE ASSETS. (a) SECTION 2.20 OF THE DISCLOSURE STATEMENT discloses all leases, including Capital Leases, that are Material to the Company under which the Company or a Company Subsidiary is leasing its property, plant and equipment and other tangible assets other than real properties. Except as set forth in that Section, (i) each of those leases is, to the knowledge of the Stockholders and of the Company, valid and binding on the lessor party thereto and (ii) the lessee party thereto has not sublet any of the leased property to any Person other than the Company or a Company Subsidiary.

                  (b) Except as set forth in SECTION 2.20 OF THE DISCLOSURE STATEMENT, all the property, plant and equipment of the Company and the Company Subsidiaries are adequate for the purposes for which they presently are being used or held for use.

                  Section 2.21. PROPRIETARY RIGHTS. Except as set forth in
SECTION 2.21 OF THE DISCLOSURE STATEMENT, each of the Company and the Company Subsidiaries owns, free and clear of all Liens other than Permitted Liens, or has the legal right to use all Proprietary Rights that are necessary to the conduct of its business as now conducted, in each case free of any claims or infringements known to the Company or any Stockholder. SECTION 2.21 OF THE DISCLOSURE STATEMENT (a) lists these Proprietary Rights and (b) indicates those owned by the Company or any Company Subsidiary and, for those not listed as so owned, the agreement or other arrangement pursuant to which they are possessed. Except as set forth in that Section, (a) no consent of any Person will be required for the use of any of these Proprietary Rights by Invatec or any Subsidiary of Invatec following the Closing Date and (b) no governmental registration of any of these Proprietary Rights has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request.

                  Section 2.22. RELATIONS WITH GOVERNMENTS, ETC. Neither the Company nor any Company Subsidiary has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office which would cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977 or any Governmental Requirement to a similar effect.

                  Section 2.23. COMMITMENTS. (a) Except as set forth in SECTION
2.23 OF THE DISCLOSURE STATEMENT, the Company has provided Invatec with a complete list of, or made available to Invatec copies of, each of the following (each a "Company Commitment") to which any of the

Company and the Company Subsidiaries is a party or by which any of its properties is bound and which presently remains executory in whole or in any part:

                  (i) each partnership, joint venture or cost sharing agreement;

                  (ii) each guaranty or suretyship, indemnification or contribution agreement or performance bond;

                  (iii) each instrument, agreement or other obligation evidencing or relating to Indebtedness of any of the Company and the Company Subsidiaries or to money lent or to be lent to another Person involving more than $25,000;

                  (iv)     each contract to purchase or sell real property;

                  (v) each agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving total payments within any 12-month period in excess of $25,000 and which is not terminable without penalty and on no more than 30 days' prior notice;

                  (vi) each agreement for the acquisition or provision of services, supplies, equipment, inventory, fixtures or other property involving more than $25,000 in the aggregate;

                  (vii) each Related Party Agreement involving total payments within any 12-month period in excess of $10,000 and which is not terminable without penalty on no more than 30 days' prior notice;

                  (viii) each contract containing any noncompetition agreement, covenant or undertaking;

                  (ix) each agreement providing for the purchase from a supplier of all or substantially all the requirements of the Company or any Company Subsidiary for a particular product or service; or

                  (x) each other agreement or commitment not made in the ordinary course of business which is Material to the Acquired Business.

True, correct and complete copies of all written Company Commitments have heretofore been delivered or made available to Invatec. Except as set forth in
SECTION 2.23 OF THE DISCLOSURE STATEMENT: (i) there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default under any Company Commitment Material to the Company by any of the

Company and the Company Subsidiaries or, to the knowledge of the Stockholders and of the Company, any other party thereto; and (ii) no penalties have been incurred, nor are amendments pending, with respect to the Company Commitments Material to the Acquired Business. The Company Commitments are in full force and effect and are valid and enforceable obligations of the Company or the Company Subsidiaries parties thereto and, to the knowledge of the Stockholders and of the Company, the other parties thereto in accordance with their respective terms, except as that enforceability may be (A) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (B) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of the Stockholders and of the Company, may be made by any party thereto (other than by the Company or a Company Subsidiary), nor has the Company or a Company Subsidiary, as the case may be, waived any rights thereunder, except as described in SECTION 2.23 OF THE DISCLOSURE STATEMENT.

                  (b) Except as disclosed in SECTION 2.23 OF THE DISCLOSURE STATEMENT or contemplated hereby or by any other Transaction Document to which the Company or any Company Subsidiary or Stockholder is a party, neither the Company nor any Company Subsidiary or Stockholder has knowledge of any plan or intention of any other party to any Company Commitment that is Material to the Acquired Business to exercise any right to cancel or terminate that Company Commitment, and neither the Company nor that Company Subsidiary or any Stockholder has knowledge of any condition or state of facts which would justify the exercise of such a right.

                  Section 2.24. CAPITAL EXPENDITURES. SECTION 2.24 OF THE DISCLOSURE STATEMENT sets forth the total amount of capital expenditures currently budgeted to be incurred by the Company and the Company Subsidiaries in excess of $25,000 in the aggregate during the balance of the Company's current fiscal year.

                  Section 2.25. INVENTORIES. Except as set forth in SECTION 2.25 OF THE DISCLOSURE STATEMENT: (a) all inventories, net of reserves determined in accordance with GAAP, of each of the Company and the Company Subsidiaries which are classified as such on the Current Balance Sheet are, to the knowledge of the Stockholders and of the Company, merchantable and salable or usable in the ordinary course of business of the Acquired Business; and (b) the Acquired Business does not depend on any single vendor for its inventories the loss of which could have a Material Adverse Effect.

                  Section 2.26. INSURANCE. Except as set forth in SECTION 2.26 OF THE DISCLOSURE STATEMENT: (a) the Company has provided Invatec with: (i) a list as of the Current Balance Sheet Date of all insurance policies then carried by each of the Company and the Company Subsidiaries; (ii) a list of all insurance loss runs and worker's compensation claims received for the most recently ended three policy years; and (iii) true, complete and correct copies of all insurance policies carried by each of the Company and the Company Subsidiaries which are in effect, all of which (A) have been issued by insurers of recognized responsibility and (B) currently are, and will remain without interruption through the Effective Time, in full force and effect; (b) no insurance carried by the Company or any Company Subsidiary has been canceled by the insurer during the past five years, and neither the Company nor any Company Subsidiary has ever been denied coverage; and (c) neither the Company nor any Company Subsidiary or Stockholder has received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of the Company and the Stockholders, no such increase in deductibles, retainages or premiums is threatened.

                  Section 2.27. EMPLOYEE MATTERS. (a) CASH COMPENSATION. The Company has provided Invatec with a complete written list of the names, titles and rates of annual Cash Compensation, at the Current Balance Sheet Date (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other Cash Compensation, respectively) of key employees (including all employees who are officers or directors), nonemployee officers, nonemployee directors and key consultants and independent contractors of each of the Company and the Company Subsidiaries.

                  (b) EMPLOYMENT AGREEMENTS. SECTION 2.27 OF THE DISCLOSURE STATEMENT lists all Employment Agreements remaining executory in whole or in part on the date hereof, and the Company has provided Invatec with true, complete and correct copies of all those Employment Agreements. Neither the Company nor any Company Subsidiary is a party to any oral Employment Agreement.

                  (c) OTHER COMPENSATION PLANS. SECTION 2.27 OF THE DISCLOSURE STATEMENT lists all Other Compensation Plans either remaining executory at the date hereof or to become effective after the date hereof. The Company has provided Invatec with, or made available to Invatec, a true, correct and complete copy of each of those Other Compensation Plans that is in writing and an accurate written description of each of those Other Compensation Plans that is not written. Except as set forth in SECTION 2.27 OF THE DISCLOSURE STATEMENT, each of the Other Compensation Plans, including each that is a Welfare Plan, may be unilaterally amended or terminated by the Company or any Company Subsidiary without liability to any of them, except as to benefits accrued thereunder prior to that amendment or termination.

                  (d) ERISA BENEFIT PLANS. SECTION 2.27 OF THE DISCLOSURE STATEMENT (i) lists each ERISA Pension Benefit Plan (A)(1) the funding requirements of which (under Section 301 of ERISA or Section 412 of the Code) are, or at any time during the six-year period ending on the date hereof were, in whole or in part, the responsibility of the Company or any Company Subsidiary or (2) respecting which the Company or any Company Subsidiary is, or at any time during that period was, a "contributing sponsor" or an "employer" as defined in Sections 4001(a)(13) and 3(5), respectively, of ERISA (each plan described in this clause (A) being a "Company ERISA Pension Plan"), (B) each other ERISA Pension Benefit Plan respecting which an ERISA Affiliate is, or at any time during that period was, such a "contributing sponsor" or "employer" (each plan described in this clause (B) being an "ERISA Affiliate Pension Plan") and (C) each other ERISA Employee Benefit

Plan that is being, or at any time during that period was, sponsored, maintained or contributed to by the Company or any Company Subsidiary (each plan described in this clause (C) and each Company ERISA Pension Plan being a "Company ERISA Benefit Plan"), (ii) states the termination date of each Company ERISA Benefit Plan and ERISA Affiliate Pension Plan that has been terminated and (iii) identifies for each ERISA Affiliate Pension Plan the relevant ERISA Affiliates. The Company has provided Invatec with (i) true, complete and correct copies of
(A) each Company ERISA Benefit Plan and ERISA Affiliate Pension Plan, (B) each trust agreement related thereto and (C) all amendments to those plans and trust agreements. Except as set forth in SECTION 2.27 OF THE DISCLOSURE STATEMENT, (i) neither the Company nor any Company Subsidiary is, or at any time during the six-year period ended on the date hereof was, a member of any ERISA Group that currently includes, or included when the Company or a Company Subsidiary was a member, among its members any Person other than the Company and the Company Subsidiaries and (ii) no Person is an ERISA Affiliate of the Company or any Company Subsidiary (other than the Company or any Company Subsidiary in the case of any other Company Subsidiary or any Company Subsidiary in the case of the Company, if the Company and the Company Subsidiaries comprise an ERISA Group).

                  (e) EMPLOYEE POLICIES AND PROCEDURES. SECTION 2.27 OF THE DISCLOSURE STATEMENT lists all Employee Policies and Procedures. The Company has provided Invatec with a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures that in the aggregate are Material to the Company.

                  (f) UNWRITTEN AMENDMENTS. Except as described in SECTION 2.27 OF THE DISCLOSURE STATEMENT, no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any of the Employment Agreements, Other Compensation Plans or Employee Policies and Procedures which in the aggregate are Material to the Company.

                  (g) LABOR COMPLIANCE. (a)(i) each of the Company and the Company Subsidiaries has been and is in material compliance with all applicable Governmental Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and (ii) neither the Company nor any Company Subsidiary is liable for any arrears of wages or penalties for failure to comply with any of the foregoing, and (b) neither the Company nor any Company Subsidiary has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices. Except as set forth in
SECTION 2.27 OF THE DISCLOSURE STATEMENT, there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of the Stockholders and of the Company, threatened against the Company or any of the Company Subsidiaries before any Governmental Authority (nor, to the knowledge of the Stockholders and of the Company, does any valid basis therefor exist) or (ii) existing or, to the knowledge of the Stockholders and of the Company, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company or any of the Company Subsidiaries (nor, to the knowledge of the Stockholders and of the Company, does any valid basis therefor exist).

                  (h) UNIONS. Neither the Company nor any Company Subsidiary or ERISA Affiliate has ever been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Company and the Company Subsidiaries are represented by any union, labor organization or collective bargaining unit. Except as set forth in SECTION 2.27 OF THE DISCLOSURE STATEMENT, to the knowledge of the Stockholders and of the Company, none of the employees of the Company and the Company Subsidiaries has threatened to organize or join a union, labor organization or collective bargaining unit.

                  (i) NO ALIENS. To the knowledge of the Stockholders and of the Company, all employees of each of the Company and the Company Subsidiaries are citizens of, or are authorized in accordance with federal immigration laws to be employed in, the United States.

                  (j) CHANGE OF CONTROL BENEFITS. Except as set forth in SECTION
2.27 OF THE DISCLOSURE STATEMENT, neither the Company nor any of the Company Subsidiaries is a party to any agreement, or has established any policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any person performing services for the Company or any of the Company Subsidiaries which would not be payable or provided in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement, including any parachute payment under Section 280G of the Code.

                  (k) RETIREES. Except as described in SECTION 2.27 OF THE DISCLOSURE STATEMENT, neither the Company nor any of the Company Subsidiaries has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA.

                  Section 2.28. COMPLIANCE WITH ERISA, ETC. (a) COMPLIANCE. Each of the Company ERISA Benefit Plans and Other Compensation Plans (each, a "Plan")
(i) is in substantial compliance with all applicable provisions of ERISA, as well as with all other applicable Governmental Requirements, and (ii) has been administered, operated and managed in accordance with its governing documents in all material respects.

                  (b) QUALIFICATION. All Plans that are intended to qualify under Section 401(a) of the Code (the "Qualified Plans") are so qualified and have been determined by the IRS to be so qualified (or application for determination letters have been timely submitted to the IRS). The Company has provided Invatec with true, complete and correct copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R, filed with respect to each such Qualified Plan and most recent trustee or custodian report. To the extent that any Qualified Plans have not been amended to comply with applicable Governmental Requirements, the remedial amendment period permitting retroactive amendment of these Qualified Plans has not expired and will not expire within 120 days after the Effective Time. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or Returns) have been timely filed or distributed.

                  (c) NO PROHIBITED TRANSACTIONS, ETC. None of the Stockholders, any Plan or the Company or any Company Subsidiary has engaged in any Prohibited Transaction. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(a) of ERISA, and no circumstances exist pursuant to which the Company or any Company Subsidiary could have any direct or indirect liability whatsoever (including being subject to any statutory Lien to secure payment of any such liability), to the PBGC under Title IV of ERISA or to the IRS for any excise tax or penalty with respect to any Plan now maintained or contributed to by the Company or any of its ERISA Affiliates.
Further:

                  (i) there have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan without a determination by the IRS that such action does not adversely affect the tax-qualified status of that plan;

                  (ii) no Termination Event has occurred;

                  (iii) no Reportable Event has occurred with respect to any Plan which was not properly reported;

                  (iv) the valuation of assets of any Qualified Plan, as of the Effective Time, shall equal or exceed the actuarial present value of all "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under that plan in accordance with the assumptions contained in the regulations of the PBGC governing the funding of terminated defined benefit plans;

                  (v) with respect to Plans qualifying as "group health plans" under Section 4980B of the Code or Section 607(l) or 609 of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA" or qualified medical child support orders), the Company and each Company Subsidiary and the Stockholders have complied (and at the Effective Time will have complied) in all material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and neither the Company nor any Company Subsidiary has incurred (or will incur) any direct or indirect liability or is (or will be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company, any Company Subsidiary or any Stockholder, at any time prior to the Effective Time, to comply with any such federal or state benefit continuation or coverage requirement, which is capable of being assessed or asserted before or after the Effective Time directly or indirectly against the Company, any Company Subsidiary, any Stockholder, Invatec or any Subsidiary of Invatec with respect to any of those group health plans;

                  (vi) the Financial Statements as of the Current Balance Sheet Date reflect the approximate total pension, medical and other benefit liability for all Plans, and no material funding changes or irregularities are reflected thereon which would cause those Financial Statements to be not representative of prior periods; and

                  (vii) neither the Company nor any Company Subsidiary has incurred liability under Section 4062 of ERISA.

                  (d) MULTIEMPLOYER PLANS. Except as set forth in SECTION 2.28 OF THE DISCLOSURE STATEMENT, neither the Company nor any Company Subsidiary, and no ERISA Affiliate of any of them, is, or at any time during the six-year period ended on the date hereof was, obligated to contribute to a Multiemployer Plan. Neither the Company nor any Company Subsidiary, and no ERISA Affiliate of any of them, has made a complete or partial withdrawal from a Multiemployer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA. SECTION 2.28 OF THE DISCLOSURE STATEMENT lists for each Multiemployer Plan the Company's best estimate of the amount of withdrawal liability that would be incurred if the Company and each of the its ERISA Affiliates were to make a complete withdrawal from such Multiemployer Plan as of the Effective Time. Except as set forth in that Section, the aggregate amount of such withdrawal liability if the Company and each of its ERISA Affiliates were to make a complete withdrawal from each such Multiemployer Plan would not exceed $25,000.

                  (e) CLAIMS AND LITIGATION. Except as set forth in SECTION 2.28 OF THE DISCLOSURE STATEMENT, no Litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of the Stockholders and of the Company, threatened against, or with respect to, any of the Plans or with respect to any fiduciary, administrator or sponsor thereof (in their capacities as such), or any party-in-interest thereof.

                  (f) EXCISE TAXES, DAMAGES AND PENALTIES. No act, omission or transaction has occurred which would result in the imposition on the Company or any Company Subsidiary of (i) breach of fiduciary duty liability damages under
Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsection (c),
(i) or (l) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code with respect to any Plan.

                  (g) VEBA WELFARE TRUST. Any trust funding a Plan, which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of that section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

                  Section 2.29. TAXES. (a) Each of the following representations and warranties in this SECTION 2.29 is qualified to the extent set forth in
SECTION 2.29 OF THE DISCLOSURE STATEMENT.

                  (b) All Returns required to be filed with respect to any Tax for which any of the Company and the Company Subsidiaries is liable have been duly and timely filed with the appropriate Taxing Authority; each such Return is true, correct and complete in all respects Material to the Company (and, in the case of a Return filed by a Company Subsidiary, the Company Subsidiary); each Tax shown to be payable on each such Return has been paid; each Tax payable by the Company or a Company Subsidiary by assessment has been timely paid in the amount assessed; and adequate reserves have been established on the consolidated books of the Company and the Company Subsidiaries for all Taxes for which any of the Company and the Company Subsidiaries is liable, but the payment of which is not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, liable for any Tax payable by reason of the income or property of a Person other than the Company or a Company Subsidiary. Each of the Company and the Company Subsidiaries has timely filed true, correct and complete declarations of estimated Tax in each jurisdiction in which any such declaration is required to be filed by it. No Liens for Taxes exist upon the assets of the Company or any Company Subsidiary except Liens for Taxes which are not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, subject to Tax in any jurisdiction outside of the United States. No Litigation with respect to any Tax for which the Company or any Company Subsidiary is asserted to be liable is pending or, to the knowledge of the Stockholders and of the Company or any Stockholder, threatened and no basis which the Company or any Stockholder believes to be valid exists on which any claim for any such Tax can be asserted against the Company or any Company Subsidiary. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Company Subsidiary and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which the Company or any Company Subsidiary is or may be liable has been granted to any Taxing Authority. Neither the Company nor any Company Subsidiary is or has been a party to any tax allocation or sharing agreement. All amounts required to be withheld by any of the Company and the Company Subsidiaries and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Company and each Company Subsidiary have made all deposits required by law to be made with respect to employees' withholding and other employment taxes.

                  (c) Neither the Company or any Company Subsidiary nor any Stockholder is a "foreign person," as that term is referred to in Section 1445(f)(3) of the Code.

                  (d) The Company has not filed a consent pursuant to Section 341(f) of the Code or any comparable provision of any other tax statute and has not agreed to have Section 341(f)(2) of the Code or any comparable provision of any other tax statute apply to any disposition of an asset. The Company has not made, is not obligated to make and is not a party to any agreement that could require it to make any payment that is not deductible under Section 280G of the Code. No asset of the Company or of any Company Subsidiary is subject to any provision of applicable law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type. No accounting method changes of the Company or of any Company Subsidiary exist or are proposed or threatened which could give rise to an adjustment under
Section 481 of the Code. If the Company or any predecessor corporation at any time has filed an election to be an S corporation, within the meaning of Section 1361(a)(1) of the Code or any predecessor provision or comparable provisions of state laws, the Company and any predecessor corporation have at all times met all requirements for such election, and such election has at all times been and is presently valid and in full force and effect.

                  Section 2.30. GOVERNMENT CONTRACTS. Except as set forth in
SECTION 2.30 OF THE DISCLOSURE STATEMENT, neither the Company nor any Company Subsidiary is a party to any governmental contract subject to price redetermination or renegotiation.

                  Section 2.31. ABSENCE OF CHANGES. Since the Current Balance Sheet Date, except as set forth in SECTION 2.31 OF THE DISCLOSURE STATEMENT, none of the following has occurred with respect to the Company or any Company
Subsidiary:

                  (a) any circumstance, condition, event or state of facts (either singly or in the aggregate), other than conditions generally affecting Valve Repair and Distribution Services Business, which has caused, is causing or will cause a Material Adverse Effect;

                  (b) any change in its authorized Capital Stock or in any of its outstanding Capital Stock or Derivative Securities;

                  (c) any Restricted Payment, except any declaration or payment of dividends by any Company Subsidiary solely to the Company;

                  (d) any increase in, or any commitment or promise to increase, the rates of Cash Compensation as of the date hereof, or the amounts or other benefits paid or payable under any Company ERISA Pension Benefit Plan or Other Compensation Plan, except for ordinary and customary bonuses and salary increases for employees (other than the Stockholders or their Immediate Family Members) at the times and in the amounts consistent with its past practice;

                  (e) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a Material Adverse Effect on the Surviving Company following the Effective Time;

                  (f) any distribution, sale or transfer of, or any Company Commitment to distribute, sell or transfer, any of its assets or properties of any kind which singly is or in the aggregate are Material to the Acquired Business, other than distributions, sales or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the Stockholders and their Immediate Family Members and Affiliates;

                  (g) any cancellation, or agreement to cancel, any Indebtedness, obligation or other liability owing to it, including any Indebtedness, obligation or other liability of any Stockholder or any Related Person or Affiliate thereof, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                  (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any Person to the transfer and assignment of any such assets, property or rights;

                  (i) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of its business or not consistent with its past practices;

                  (j) any waiver of any of its rights or claims that singly is or in the aggregate are Material to the Acquired Business;

                  (k) any transaction by it outside the ordinary course of its business or not consistent with its past practices;

                  (l) any incurrence by it of any Indebtedness or any Guaranty not constituting its Indebtedness, or any Company Commitment to incur any Indebtedness or any such Guaranty;

                  (m) any investment in the Capital Stock, Derivative Securities or Indebtedness of any Person other than a Permitted Investment;

                  (n) except in accordance with the Company's consolidated capital expenditure budget for the Company's current fiscal year, any capital expenditure or series of related capital expenditures by the Company and the Company Subsidiaries collectively in excess of $25,000, or commitments by the Company and the Company Subsidiaries to make capital expenditures totaling in excess of $25,000; or

                  (o) any cancellation or termination of a Material Agreement of the Acquired Business.

                  Section 2.32. BANK RELATIONS; POWERS OF ATTORNEY. The Company has provided Invatec with an accurate, complete written statement setting forth:

                  (a) the name of each financial institution in which the Company or any Company Subsidiary has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes;

                  (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto; and

                  (c) the name of each Person holding a general or special power of attorney from the Company or any Company Subsidiary and a description of the terms of each such power.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                           OF INVATEC AND INVATEC SUB

                  Invatec and Invatec Sub jointly and severally represent and warrant to the Company and each Stockholder that all the following representations and warranties in this ARTICLE III are as of the date of this Agreement true and correct:

                  Section 3.01. ORGANIZATION; POWER. Each of Invatec and Invatec Sub is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its Organization State, and each of Invatec and Invatec Sub has all requisite corporate or company power and authority under the laws of its Organization State and its Charter Documents to own or lease and to operate its properties presently and following the Effective Time and to carry on its business as now conducted and as proposed to be conducted following the Effective Time.

                  Section 3.02. AUTHORIZATION; ENFORCEABILITY; ABSENCE OF CONFLICTS; REQUIRED CONSENTS. (a) The execution, delivery and performance by each of Invatec and Invatec Sub of this Agreement and each other Transaction Document to which it is a party, and the effectuation of the Acquisition and the other transactions contemplated hereby and thereby, are within its corporate or company power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

                  (b) This Agreement has been, and each of the other Transaction Documents to which either of Invatec or Invatec Sub is a party, when executed and delivered to the other parties thereto (or, in the case of the Certificates of Merger, the applicable Governmental Authorities), will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

                  (c) The execution, delivery and performance in accordance with their respective terms by each of Invatec and Invatec Sub of the Transaction Documents to which it is a party have not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of Invatec or Invatec Sub,
(B) any Governmental Requirement applicable to Invatec or Invatec Sub or (C) any Material Agreement of Invatec or Invatec Sub, (ii) result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of Invatec or Invatec Sub or afford any holder of any of that Indebtedness, or any beneficiary of any of those Guaranties, the right to require Invatec or Invatec Sub to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform any of those Guaranties, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or assets of Invatec or Invatec Sub (or upon any revenues, income or profits of either Invatec or Invatec Sub therefrom), other than those in favor of Invatec's third party lender, or (iv) result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by Invatec or Invatec Sub at the date hereof and necessary for the ownership or lease and the operation of its properties or the carrying on of its business as now conducted, including any necessary Governmental Approval under each applicable Environmental Law.

                  (d) Except for the filing of the Certificates of Merger with the applicable Governmental Authorities, (and to the knowledge of Invatec and Invatec Sub as may be required by the HSR Act or the applicable state securities or blue sky laws), no Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made, by Invatec or Invatec Sub for the execution, delivery or performance by Invatec or Invatec Sub of the Transaction Documents to which it is a party, the enforcement against Invatec or Invatec Sub, as the case may be, of its obligations thereunder or the effectuation of the Acquisition and the other transactions contemplated thereby.

                  Section 3.03. CHARTER DOCUMENTS. Invatec has delivered or otherwise made available to the Company true, complete and correct copies of the Charter Documents of each of Invatec and Invatec Sub. No breach or violation of any Charter Document of either Invatec or Invatec Sub has occurred and is continuing.

                  Section 3.04. CAPITAL STOCK OF INVATEC . (a) Immediately prior to the Effective Time, (i) the authorized Capital Stock of Invatec will be comprised of (A) 30,000,000 shares of Invatec Common Stock, $.001 par value per share, and (B) 5,000,000 shares of preferred stock, $.001 par value per share, and (ii) before giving effect to the Acquisition (A) the number of shares of Invatec Common Stock and Invatec preferred stock then issued and outstanding will be as set forth in SCHEDULE 3.04 of the Agreement, and (B) Invatec will have reserved for issuance pursuant to compensation plans or the exercise of Derivative Securities the number of shares of Invatec Common Stock set forth in
SCHEDULE 3.04 of the Agreement.

                  (b) All shares of Invatec Common Stock outstanding immediately prior to the Effective Time, and all shares of Invatec Common Stock to be issued pursuant to PARAGRAPH 2 or pursuant to the Convertible Notes, when issued, (i) will have been duly authorized and validly issued in accordance with the DGCL and Invatec's Charter Documents and (ii) will be fully paid and nonassessable. None of the shares of Invatec Common Stock to be issued pursuant to PARAGRAPH 2 or pursuant to the Convertible Notes will, when issued, have been issued in breach or violation of
(i) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or (ii) the terms of any of its Derivative Securities then outstanding.

                  Section 3.05. SUBSIDIARIES. Immediately prior to the Effective Time, (a) Invatec will have no Subsidiaries other than those listed in SCHEDULE
3.05 to the Agreement, and (b) neither Invatec nor Invatec Sub will not own, of record or beneficially, directly or indirectly through any Person or otherwise (except pursuant hereto), any Capital Stock or Derivative Securities of any Entity not described in this SCHEDULE 3.05 to the Agreement as a Subsidiary of Invatec.

                  Section 3.06. COMPLIANCE WITH LAWS; NO LITIGATION. Each of Invatec and Invatec Sub is in compliance with all Governmental Requirements applicable to it (except to the extent that such any noncompliance would not be reasonably anticipated to result in a Material Adverse Effect), and no Litigation is pending or, to the knowledge of Invatec, threatened to which Invatec or Invatec Sub is or may become a party which (a) questions or involves the validity or enforceability of any obligation of Invatec or Invatec Sub under any Transaction Document, (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay consummation by Invatec or Invatec Sub of the transactions contemplated by this Agreement to be consummated by Invatec or Invatec Sub, or
(ii) damages from Invatec or Invatec Sub in connection with any such consummation.

                  Section 3.07. SECURITIES REPORTS. Invatec has provided the Stockholders with true and correct copies of (i) Invatec's registration statement on Form S-1 (including amendments and exhibits thereto), and (ii) Invatec's quarterly report on Form 10-Q for the first fiscal quarter ended after the effective date of such registration statement. Invatec has not filed, nor been required to file, any other periodic or other reports with the SEC other than as described in the immediately preceding sentence. The foregoing registration statement and Form 10-Q complied as to form with the provisions of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not false or misleading. Since the effective date of Invatec's registration statement, there have been no material adverse changes in Invatec's financial condition or business which have not been disclosed to the Stockholders in writing. Invatec has complied with, and/or shall comply with, all applicable securities laws with respect to the offering of the Convertible Notes and the issuance of the Invatec Common Stock issuable upon the conversion thereof, including, without limitation, the filing of all reports required to be filed in connection therewith with the SEC or any stock exchange or the NASDAQ stock market or any other regulatory authority.

                  Section 3.08. TAX REPRESENTATIONS RELATING TO CONVERTIBLE NOTES. Invatec Sub will, pursuant to ss. 301.7701-3(b)(1), be disregarded as an entity which is separate from Invatec for federal income tax purposes. In addition, the Term Notes and the Convertible Subordinated Notes are not "readily tradable" within the meaning of Section 453(f)(5) of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE IV

                             [INTENTIONALLY OMITTED]

                                    ARTICLE V

                             [INTENTIONALLY OMITTED]

                                   ARTICLE VI

                      COVENANTS FOLLOWING THE CLOSING DATE

                  Section 6.01. REMOVAL OF GUARANTIES. Invatec will use its reasonable efforts to ensure that, within 90 days after the Effective Time, either (a) the Stockholder Guaranties, if any, listed in SECTION 6.01 OF THE DISCLOSURE STATEMENT are terminated or (b) the Indebtedness to which those Guaranties relate is retired; provided, however, that if Invatec is unable to effect the termination of any of those Guaranties or the retirement of any of that Indebtedness, Invatec will indemnify and hold harmless each Stockholder from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys' fees) that such Stockholder may sustain, suffer or incur and that result from or arise out of or relate to that Guaranty or that Indebtedness, as the case may be.

                  Section 6.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) Notwithstanding any investigation at any time made by or on behalf of any party hereto, the representations and warranties set forth in ARTICLES I, II AND III and in any certificate delivered in connection herewith with respect to any of those representations and warranties will survive the Closing and the Effective Time until the day that is two years from the Effective Time, whereupon they will terminate and expire, except as follows: (i) the representations and warranties of the Stockholders which relate expressly or by necessary implication to Taxes or ERISA will survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling); (ii) the representations and warranties of the Stockholders will survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) with respect to any breach or alleged breach of a representation or warranty based upon, or which relates expressly or by necessary implication to, any wanton, willful or criminal violations of other Governmental Requirements; (iii) the representations and warranties of the Stockholders which relate expressly or by necessary implication to the environment or Environmental Laws will survive indefinitely;
(iv) the representations and warranties of Invatec and Invatec Sub set forth in
Section 3.08 will survive until
the expiration of the applicable statutes of limitations (including all periods of extension and tolling); and (v) the representations and warranties of the Company will terminate and expire at the Effective Time.

                  (b) After a representation and warranty has expired, as provided in SECTION 6.02(A), no Damage Claim constituting an Invatec Indemnified Loss will or may be made or prosecuted through Litigation or otherwise, by any Person who would have been entitled to Damages on the basis of that representation and warranty prior to its termination and expiration, provided that: (i) the amount of that claim, if against any Stockholder, shall be taken into account in determining whether the aggregate amount of all claims against that Stockholder has exceeded that Stockholder's Pro Rata Share of the Threshold Amount for purposes of SECTION 6.03; and (ii) in the case of each representation and warranty that will terminate and expire as provided in this SECTION 6.02, no Damage Claim presented in writing for Damages to the Person or Persons from which or whom those damages are sought on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

                  Section 6.03. LIMITATIONS ON DAMAGE CLAIMS. (a) In the event Invatec should have any Damage Claim hereunder following the Effective Time against any Stockholder which does not involve an Invatec Indemnified Loss (each such Damage Claim not involving an Invatec Indemnified Loss being an "Invatec Unindemnified Loss"), that Stockholder will not be liable to Invatec on account of that Invatec Unindemnified Loss unless the liability of that Stockholder in respect of that Invatec Unindemnified Loss, when aggregated with the liability of all Stockholders in respect of the sum of (i) all Invatec Unindemnified Losses and (ii) all Invatec Indemnified Losses under SECTION 7.02(A), exceeds, and only to the extent the aggregate amount of all those Invatec Unindemnified Losses and Invatec Indemnified Losses does exceed, the Threshold Amount. In no event shall (i) the aggregate joint and several liability of the Stockholders under this Agreement, including SECTION 7.02(A), exceed the Ceiling Amount or
(ii) the aggregate liability of each Stockholder under this Agreement, including SECTIONS 7.02(A) AND 7.02(B), exceed that Stockholder's Pro Rata Share of the Ceiling Amount. For purposes of determining the amount of Invatec Unindemnified Losses and Invatec Indemnified Losses, no effect will be given to any resulting Tax benefit to Invatec or any other Invatec Indemnified Party; however, effect will be given to any insurance proceeds received by the Surviving Company or Invatec on account of any such losses.

                  (b) In the event any Stockholder should have any Damage Claim hereunder following the Effective Time against Invatec which does not involve a Stockholder Indemnified Loss (each such Damage Claim not involving a Stockholder Indemnified Loss being a "Stockholder Unindemnified Loss"), Invatec will not be liable to that Stockholder on account of that Stockholder Unindemnified Loss unless the liability of Invatec on account of that Stockholder Unindemnified Loss, when aggregated with the liability of Invatec in respect of the sum of (i) all Stockholder Unindemnified Losses for which it has become liable and (ii) all Stockholder Indemnified Losses for which it has become liable, exceeds, and only to the extent the aggregate amount of all those Stockholder Unindemnified Losses and Stockholder Indemnified Losses does exceed, the Threshold Amount. In no event shall Invatec be liable under this Agreement, including SECTION 7.03, for any amount in excess of the Ceiling Amount. For purposes of determining the amount of Stockholder Unindemnified Losses and Stockholder Indemnified Losses, no effect will be given to any resulting Tax benefit to any Stockholder Indemnified Party; however, effect will be given to any insurance proceeds received by a Stockholder on account of any such loss. Notwithstanding any other provision of this Agreement, the Threshold Amount described in this Sections 6.03(b) and
Section 7.05(b) shall not apply to any Damage Claim asserted by the Stockholders or any Third Party Claim for which the Stockholders seek indemnification as provided below, in each case, that arises out of a breach of Invatec's or Invatec Sub's representations and warranties set forth in Section 3.08.

                  (c) Neither any Invatec Unindemnified Loss nor any Stockholder Unindemnified Loss shall include any consequential, exemplary, punitive or treble damage (including any loss of earnings or profits), and Invatec hereby releases each Stockholder, and each Stockholder hereby releases Invatec, in each case to the fullest extent permitted by applicable law, from liability for any such excluded Damage.

                  Section 6.04. EMPLOYEE BENEFIT PLANS. (a) At, or as soon as administratively feasible after (in which event the benefits of the Company shall remain in effect until the Invatec benefits apply), the Effective Time, employees and officers of the Company shall be provided with benefits, other than benefits under retirement plans qualified under Section 401(a) of the Code (which are specifically addressed below), comparable to those Invatec generally provides to employees and officers of similarly situated Invatec Affiliates from time to time, including, but not limited to, life, medical and hospitalization and disability insurance and sick pay, personal leave and severance benefits (collectively, "welfare benefits"), on a non-discriminatory and substantially similar basis. For purposes of providing such welfare benefits to employees and officers of the Company after the Effective Time, Invatec shall, to the extent permitted by applicable law, credit such employees and officers for years of service at the Company prior to the Effective Time for purposes of eligibility and benefit amounts or privileges paid or provided. Invatec will endeavor to cause its group health plan carrier to permit Company employees and their dependents who are covered by a group health insurance policy under the Company's existing group health insurance plan at the time that plan is terminated to become participants in the Invatec group health plan without pre-existing condition limitations as to benefit payments from and eligibility for participation in the Invatec group health plan, except to the extent that such limitations were applicable to participants under the Company's group health plan; PROVIDED HOWEVER, to the extent that Invatec is unable to procure such coverage without such preexisting condition limitations on a commercially reasonable basis, Invatec will endeavor to continue the existing coverage for such employees and their dependents, or provide to such Persons the reasonable economic equivalent thereof.

                  (b) To the extent permitted by applicable law, the Company's 401(k) Profit Sharing Plan described in the Disclosure Statement shall be continued after the Effective Time, to allow employee pre-tax retirement savings and with the same level of Company contributions as was the Company's policy prior to the Effective Time, for so long as the Company 401(k) Profit Sharing Plan can be continued under Internal Revenue Code discrimination rules applied on a controlled group basis, or until Invatec adopts a 401(k) Profit Sharing Plan and Company employees begin participation in that Invatec plan. Upon Invatec's adoption of a 401(k) plan covering Company employees, the Company 401(k) Profit Sharing Plan shall be merged into the Invatec 401(k) plan, provided such merger can be accomplished without jeopardizing the qualified status of the Invatec 401(k) plan and without significant amendments to the Invatec 401(k) plan. If the Company 401(k) Profit Sharing Plan cannot be merged into the Invatec 401(k) plan under those guidelines, the Company 401(k) Profit Sharing Plan shall be frozen.

                  (c) For purposes of eligibility and vesting in any 401(k) plan and any other qualified retirement plan adopted by Invatec, to the extent permitted by applicable law, the Company's employees active at the Effective Time shall be given credit for past service with the Company.

                                   ARTICLE VII

                                 INDEMNIFICATION

                  Section 7.01. IN RESPECT OF REPRESENTATIONS AND WARRANTIES. After a representation and warranty has terminated and expired as provided in
SECTION 6.02, no indemnification will or may be sought pursuant to this ARTICLE VII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this ARTICLE VII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that: (a) the amount of that claim, if against any Stockholder, shall be taken into account in determining whether the aggregate amount of all claims against that Stockholder has exceeded that Stockholder's Pro Rata Share of the Threshold Amount for purposes of SECTION 7.05; and (b) in the case of each representation and warranty that will terminate and expire as provided in
SECTION 6.02, no claim presented in writing for indemnification pursuant to this
ARTICLE VII on the basis of that representation and warranty prior to its termination and expiration will be affected in any way by that termination and expiration.

                  Section 7.02. INDEMNIFICATION OF INVATEC INDEMNIFIED PARTIES.
(a) Subject to the applicable provisions of SECTIONS 7.01 AND 7.05, the Stockholders covenant and agree that they, jointly and severally, will indemnify each Invatec Indemnified Party against, and hold each Invatec Indemnified Party harmless from and in respect of, all Third Party Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of the Stockholders or the Company set forth herein (other than in ARTICLE I) or in certificates delivered in connection herewith (other than in respect of certificates relating only to the representations and warranties in ARTICLE I), or (ii) any nonfulfillment of any joint and several covenant or agreement on the part of the Stockholders or the Company under this Agreement (each such Third Party Claim and each Third Party Claim described in SECTION 7.02(B) being an "Invatec Indemnified Loss").

                  (b) Each Stockholder, severally and not jointly with any other Person, covenants and agrees that such Stockholder will indemnify each Invatec Indemnified Party against, and hold each Invatec Indemnified Party harmless from and in respect of, all Third Party Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of that Stockholder solely as to that Stockholder set forth in ARTICLE I or in certificates delivered by that Stockholder and relating to those representations and warranties, or (ii) any nonfulfillment of any several, and not joint and several, agreement on the part of that Stockholder under this Agreement.

                  Section 7.03. INDEMNIFICATION OF STOCKHOLDER INDEMNIFIED PARTIES. Subject to the provisions of SECTIONS 7.01 AND 7.05, Invatec covenants and agrees that it will indemnify each Stockholder Indemnified Party against, and hold each Stockholder Indemnified Party harmless from and in respect of, all Third Party Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach by Invatec or Invatec Sub of its representations and warranties set forth herein or in its certificates delivered to the Company or the Stockholders in connection herewith, or (ii) any nonfulfillment of any covenant or agreement on the part of Invatec under this Agreement (each such Third Party Claim being a "Stockholder Indemnified Loss").

                  Section 7.04. CONDITIONS OF INDEMNIFICATION. (a) All claims for indemnification under this Agreement shall be asserted and resolved as follows in this SECTION 7.04.

                  (b) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any Third Party Claim asserted against the Indemnified Party which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. Except as set forth in SECTION 7.01, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE VII with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

                  (c) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this

SECTION 7.04(C) and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this
SECTION 7.04(C) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

                  (d) If the Indemnifying Party (i) within the Election Period
(A) disputes its potential liability to the Indemnified Party under this ARTICLE VII, (B) elects not to defend the Indemnified Party pursuant to SECTION 7.04(C) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to SECTION 7.04(C) or (ii) elects to defend the Indemnified Party pursuant to SECTION 7.04(C) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this ARTICLE VII and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this
SECTION 7.04 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
SECTION 7.04(D), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                  (e) Payments of all amounts owing by an Indemnifying Party pursuant to this ARTICLE VII relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement in respect of that Third Party Claim.

                  Section 7.05. LIMITATIONS ON INDEMNIFICATION. (a) Notwithstanding the provisions of SECTION 7.02(A), no Stockholder shall be required to indemnify or hold harmless any of the Invatec Indemnified Parties on account of any Invatec Indemnified Loss under SECTION 7.02(A) unless the liability of the Company and the Stockholders in respect of that Invatec Indemnified Loss, when aggregated with the liability of all Stockholders in respect of the sum of (i) all Invatec Unindemnified Losses and (ii) all Invatec Indemnified Losses under SECTION 7.02(A), exceeds, and only to the extent the aggregate amount of all those Invatec Unindemnified Losses and Invatec Indemnified Losses does exceed, the Threshold Amount. In no event shall (i) the aggregate joint and several liability of the Stockholders under this Agreement, including SECTION 7.02(A), exceed the Ceiling Amount or (ii) the aggregate liability of each Stockholder under this Agreement, including SECTIONS 7.02(A) AND 7.02(B), exceed that Stockholder's Pro Rata Share of the Ceiling Amount. For purposes of determining the amount of Invatec Indemnified Losses, no effect will be given to any resulting Tax benefit to any Invatec Indemnified Party.

                  (b) Notwithstanding the provisions of SECTION 7.03, Invatec shall not be required to indemnify or hold harmless any of the Stockholder Indemnified Parties on account of any Stockholder Indemnified Loss unless the liability of Invatec in respect of that Stockholder Indemnified Loss, when aggregated with the liability of Invatec in respect of the sum of (i) all Stockholder Unindemnified Losses and (ii) all Stockholder Indemnified Losses, exceeds, and only to the extent the aggregate amount of all those Stockholder Unindemnified Losses and Stockholder Indemnified Losses does exceed, the Threshold Amount. In no event shall Invatec be liable under this Agreement, including SECTION 7.03, for any amount in excess of the Ceiling Amount. For purposes of determining the amount of Stockholder Indemnified Losses, no effect will be given to any resulting Tax benefit to any Stockholder Indemnified Party.

                                  ARTICLE VIII

                  CONFIDENTIALITY AND NONCOMPETITION PROVISIONS

                  Section 8.01. PROHIBITED ACTIVITIES. As a result of the Stockholders' intimate knowledge of the business of the Company and the Company Subsidiaries, and trade secrets and confidential information relating thereto, as well as their reputations and relationships with, among others, the clients, customers, subcontractors, vendors, suppliers, employees, independent contractors and other agents of the Company and the Company Subsidiaries, the parties recognize and acknowledge (i) the detrimental effect on the business of Invatec and Invatec Sub and the substantially decreased value of the Company and the Surviving Company which would result if a Stockholder were to disclose or use any of the trade secrets or confidential information of the Company and the Company Subsidiaries, (ii) the detrimental effect on the business of Invatec, the

Surviving Company and the Company Subsidiaries, and the substantially decreased value of the Company, the Surviving Company and the Company Subsidiaries which would result if a Stockholder were to enter into competition with Invatec or the Surviving Company within an unreasonably brief period of time after Invatec's acquisition of the Company and the Company Subsidiaries, (iii) that the agreements and covenants in this ARTICLE VIII are essential to protect the business and goodwill acquired by Invatec, and other legitimate business interests of Invatec, Invatec Sub and the Surviving Company, and (iv) that Invatec and Invatec Sub would not have entered into the Agreement but for the covenants and agreements contained in this ARTICLE VIII, and the protection afforded to Invatec hereby, each Stockholder hereby agrees as follows:

         (a) Each Stockholder hereby acknowledges and agrees that such Stockholder is familiar with the business of the Company and the Company Subsidiaries, including without limitation their trade secrets and confidential information, the exclusive right, title and interest in which are owned by the Company and/or the Company Subsidiaries, which are to be acquired pursuant to the terms hereof by Invatec. As used in this ARTICLE VIII, the term "TRADE SECRETS AND CONFIDENTIAL INFORMATION" includes without limitation the following with respect to the Company and the Company Subsidiaries: its plans, strategies, costs, prices, sources of supply, formulas, methods, processes, computer software, financial information, technical data, business records, business and organization methods, customer and supplier information, technical data and methods, credit sources, product and technological information, research and development information, development plans and strategies, know-how rights, trade secrets and other confidential, nonpublic or proprietary information and the like which are not generally available to the public. Each Stockholder shall maintain all such trade secrets and confidential information in strict confidence and shall not use or disclose any of same.

         (b) Each Stockholder agrees that commencing on the date of this Agreement and continuing until the earlier of (i) three (3) years after the Effective Time, or (ii) Invatec ceasing to carry on, directly or through any Subsidiary, in the Acquired Business in the Noncompete Territory, such Stockholder will not directly or indirectly engage in any Competitive Activities. Each Stockholder understands that the foregoing restrictions limit such Stockholder's ability to engage in a business similar to the Acquired Business, but acknowledges receiving sufficiently high benefits from Invatec under the Agreement to justify such restriction.

                  Section 8.02. INJUNCTIVE RELIEF. If a Stockholder commits a breach, or overtly threatens to commit a breach, of any of the provisions of
SECTION 8.01, notwithstanding any provision of the Agreement to the contrary, Invatec and the Surviving Company shall have the right and remedy to obtain restraining orders and to have the provisions of this Agreement specifically enforced, by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate, irreparable injury and continuing damage to Invatec and Invatec's Affiliates, the exact amount of which would be difficult to ascertain. Further, each Stockholder, Invatec and Invatec Sub hereby expressly acknowledge and agree that in any event money damages will not provide an adequate remedy and Invatec and the Surviving Company shall be entitled to injunctive relief restraining any violation of
SECTION 8.01. The rights
and remedies enumerated above shall be independent, and in addition to, and not in lieu of, any other rights and remedies available to Invatec or Invatec or Invatec Sub, at law or in equity.

                  Section 8.03. NOTICE OF POTENTIAL VIOLATIONS. Each Stockholder agrees to consult with and advise Invatec in writing in advance at any time such Stockholder contemplates engaging in any activity which might be closely related to or potentially connected in any manner to any of the "Competitive Activities," so as to avoid the possibility of a breach of this Agreement.

                  Section 8.04. SPECIAL JURISDICTIONAL PROVISIONS. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Agreement upon the courts of any state within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall fail to hold such covenants wholly enforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Invatec's right to the relief provided above in the courts of any other states or jurisdictions within the geographical scope of such covenants, breaches of such covenants as they relate to each state being, for this purpose, severable at Invatec's sole option into diverse and independent covenants.

                  Section 8.05. SPECIAL ATTORNEY FEE PROVISIONS. If any action, suit or other proceeding at law or in equity is brought against a Stockholder to enforce the covenants contained in SECTION 8.01, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of specific performance or any injunction in favor of Invatec, then such Stockholder shall, upon demand, pay all expenses (including reasonable attorneys' fees and expenses) incurred by Invatec in connection with such action, suit or other proceeding.

                  Section 8.06. REASONABLENESS; REFORMATION; SEVERABILITY. It is expressly understood and agreed that Invatec and the Stockholders consider the restrictions contained in SECTION 8.01 above to be reasonable and necessary for the purposes of preserving and protecting the Acquired Business, including the goodwill of the Company and the Company Subsidiaries, and other legitimate business interests of Invatec and Invatec Sub. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to the scope of activity to be restrained, geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court in the minimal amount necessary so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

                  Section 8.07. INDEPENDENT COVENANT. All the covenants in this
ARTICLE VIII are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Invatec, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Invatec of any covenant in this
ARTICLE VIII. It is specifically agreed that the period specified in SECTION
8.01 shall be computed in the case of each Stockholder by excluding from that computation any time during which that Stockholder is in violation of any provision of SECTION 8.01. The covenants contained in this ARTICLE VIII shall not be affected by any breach of any other provision hereof by any party hereto.

                  Section 8.08. MATERIALITY. The Company and the Stockholders hereby acknowledge and agree that this ARTICLE VIII is a material and substantial part of the transactions contemplated hereby.

                  Section 8.09. EMPLOYMENT AGREEMENTS. The provisions of this
ARTICLE 8 and SECTION 10.01 of this Agreement are in addition to, and not in lieu of, any provisions regarding noncompetition and Confidential Information contained in any Employment Agreement(s) with any of Stockholders delivered in connection with the transactions set forth or contemplated herein.

                                   ARTICLE IX

                     DEFINITIONS AND DEFINITIONAL PROVISIONS

                  Section 9.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below:

                  "ACQUIRED BUSINESS" has the meaning specified in PARAGRAPH 1.

                  "ACQUISITION" has the meaning specified in the Preliminary Statement.

                  "ACQUISITION CONSIDERATION" has the meaning specified in PARAGRAPH 2.

                  "AFFILIATE" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

                  "AGREEMENT" means this Agreement, including all attached Schedules, Annexes, Addenda and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

                  "CAPITAL LEASE" means a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease under GAAP as in effect on the date of this Agreement.

                  "CAPITAL STOCK" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

                  "CASH COMPENSATION" means, as applied to any employee, nonemployee director or officer of, or any natural person who performs consulting or other independent contractor services for, the Company or any Company Subsidiary, the wages, salaries, bonuses (discretionary and formula), fees and other cash compensation paid or payable by the Company and each Company Subsidiary to that employee or other natural person.

                  "CEILING AMOUNT" has the meaning specified in PARAGRAPH 1.

                  "CERTIFICATE OF MERGER" means the articles or certificate of merger respecting the Merger which contains the information required by the laws of Surviving Company's Organization State to effect the Merger.

                  "CERCLA" means the Comprehensive Environmental Response, Conservation, and Liability Act of 1980.

                  "CHARTER DOCUMENTS" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

                  "CLAIM NOTICE" has the meaning specified in SECTION 7.04.

                  "CLOSING" has the meaning specified in PARAGRAPH 3.

                  "CLOSING DATE" has the meaning specified in PARAGRAPH 1.

                  "CODE" means the Internal Revenue Code of 1986.

                  "COMPANY" has the meaning specified in PARAGRAPH 1.

                  "COMPANY CAPITAL STOCK" has the meaning specified in the Preliminary Statement.

                  "COMPANY COMMITMENT" has the meaning specified in SECTION
         2.23.

                  "COMPANY ERISA BENEFIT PLAN" has the meaning specified in
         SECTION 2.27.

                  "COMPANY ERISA PENSION PLAN" has the meaning specified in
         SECTION 2.27.

                  "COMPANY SUBSIDIARY" means at any time any Entity that is a Subsidiary of the Company at that time.

                  "COMPETITIVE ACTIVITIES" means:

                  (a) directly or indirectly engaging in, continuing in or carrying on in the Acquired Business within the Noncompete Territory, including owning, controlling, participating in, joining, operating, or managing or being a partner, stockholder or other equity interest owner, or an employee, independent contractor, consultant, advisor, sales representative or distributor of any kind, of any business which competes with or is engaged in or carries on, in any material respect, any aspect of the Acquired Business within the Noncompete Territory;

                  (b) consulting with, advising or assisting in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which at the time of such consultation, advice or assistance engages in or proposes to engage in the Acquired Business within the Noncompete Territory, including, but not limited to, advertising or otherwise endorsing the products or services of any such competitor; soliciting clients or customers which were clients or customers of the Company or the Company Subsidiaries (or persons or entities from which the Company or any Company Subsidiary has solicited orders for the sale of any products or services of the Acquired Business within the twenty-four (24) months immediately preceding the Effective Time) or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to any such competitor;

                  (c) inducing or attempting to induce any present or former director, officer, employee, agent, or customer, client, vendor, supplier or lessor of the Company or any Company Subsidiary to terminate his or her position or relationship with Invatec, the Company or any of their respective Subsidiaries;

                  (d) operating within the Noncompete Territory any business or offering any goods or services under the name of the Company, any Company Subsidiary, or any name deceptively similar thereto, or any variation of any of the foregoing; or

                  (e) calling on any Entity which has been called on by Invatec in connection with a possible acquisition by Invatec, with knowledge of that Entity's status as such an acquisition candidate, for the purpose of acquiring that Entity or arranging the acquisition of that Entity by any Person other than Invatec;

         PROVIDED, HOWEVER, that the term "Competitive Activities" shall not include the ownership as a passive investment of capital stock of an Entity engaged in Competitive Activities (i) if that class of capital stock is listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed five percent (5.0%) of the outstanding shares of such class of capital stock of any such corporation, or (ii) if, and to the extent, that ownership of such passive investment is disclosed in SECTION 1.06 of the Disclosure Statement.

                  "CONFIDENTIAL INFORMATION" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person; provided, however, that Confidential Information shall not include such information as (i) becomes known to the public generally through no fault of any other party hereto, (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), each party shall, if possible, give prior written notice thereof to the other parties hereto and provide the other parties with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party.

                  "CONVERTIBLE NOTES" has the meaning specified in PARAGRAPH 1.

                  "CURRENT BALANCE SHEET" has the meaning specified in PARAGRAPH 1.

                  "CURRENT BALANCE SHEET DATE" has the meaning specified in PARAGRAPH 1.

                  "DAMAGE" to any specified Person means, except as otherwise provided in SECTION 6.03(C), any cost, damage (including any consequential, exemplary, punitive or treble damage) or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives and Litigation costs) to, any fine of or penalty on or any liability (including loss of earnings or profits) of any other nature of that Person.

                  "DAMAGE CLAIM" means, as asserted (a) against any specified Person, any claim, demand or Litigation made or pending against the specified Person for Damages to any other Person, or (b) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

                  "DGCL" means the General Corporation Law of the State of Delaware.

                  "DERIVATIVE SECURITIES" of a specified Entity means any Capital Stock, debt security or other Indebtedness of the specified Entity or any other Person which is convertible into or exchangeable for, or any option, warrant or other right to acquire, (a) any unissued Capital Stock of the specified Entity or (b) any Capital Stock of the specified Entity which has been issued and is being held by the Entity directly or indirectly as treasury Capital Stock.

                  "EFFECTIVE TIME" has the meaning specified in PARAGRAPH 2.

                  "ELECTION PERIOD" has the meaning specified in SECTION 7.04.

                  "EMPLOYEE POLICIES AND PROCEDURES" means at any time all employee manuals and all material policies, procedures and work-related rules that apply at that time to any employee, nonemployee director or officer of, or any other natural person performing consulting or other independent contractor services for, the Company or any Company Subsidiary.

                  "EMPLOYMENT AGREEMENT" means at any time any (a) agreement to which the Company or any Company Subsidiary is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Company or any Company Subsidiary, whether as an employee, a nonemployee officer or director, a consultant or other independent contractor, a sales representative or a distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement, and (b) agreement between the Company or any Company Subsidiary and any Person which arises from the sale of a business by that Person to the Company or any Company Subsidiary and limits that Person's competition with the Company or any Company Subsidiary.

                  "ENTITY" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

                  "ENVIRONMENTAL LAWS" means any and all Governmental Requirements relating to the environment or public or worker health or safety, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, volatile organic compounds or polychlorinated biphenyls).

                  "ERISA" means the Employee Retirement Income Security Act of 1974.

                  "ERISA AFFILIATE" means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within six years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

                  "ERISA AFFILIATE PENSION PLAN" has the meaning specified in
         SECTION 2.27.

                  "ERISA EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA and includes any ERISA Pension Benefit Plan.

                  "ERISA GROUP" means any "group of organizations" within the meaning of Section 414(b), (c), (m) or (o) of the Code or any "controlled group" as defined in Section 4001(a)(14) of ERISA.

                  "ERISA PENSION BENEFIT PLAN" means any "employee pension benefit plan," as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer
         Plan).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "FINANCIAL STATEMENTS" means the Initial Financial Statements.

                  "GAAP" means, as applied to any of the Initial Financial Statements, generally accepted accounting principles and practices in the United States as in effect from time to time.

                  "GOVERNMENTAL APPROVAL" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

                  "GOVERNMENTAL AUTHORITY" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

                  "GOVERNMENTAL REQUIREMENT" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any

         Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

                  "GUARANTY" means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or
         (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  "IMMEDIATE FAMILY MEMBER" of a Stockholder means at any time:
         (a) if that Stockholder is a natural person, any child or grandchild (by blood or legal adoption) or spouse of that Stockholder at that time, or any child of that spouse; and (b) if that Stockholder is an Entity whose ultimate beneficial owner is a natural person, or a natural person and his spouse, any child or grandchild (by blood or legal adoption) or spouse at that time (if not then an ultimate beneficial owner of that Entity), or any child of that spouse, of the ultimate beneficial owner or owners.

                  "INDEMNIFIED PARTY" has the meaning specified in SECTION 7.04.

                  "INDEMNIFYING PARTY" has the meaning specified in SECTION
         7.04.

                  "INFORMATION" means written information, including (a) data, certificates, reports and statements (excluding Financial Statements) and (b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents.

                  "INVATEC COMMON STOCK" means the common stock, par value $.001 per share, of Invatec.

                  "INVATEC INDEMNIFIED PARTY" means Invatec and its Affiliates and each of their respective officers, directors, employees, agents and counsel; provided, however, that no Person who indemnifies Invatec Indemnified Parties in this Agreement in his capacity as a Stockholder will be an Invatec Indemnified Party for purposes of this Agreement.

                  "INVATEC INDEMNIFIED LOSS" has the meaning specified in
         SECTION 7.02.

                  "INVATEC UNINDEMNIFIED LOSS" has the meaning specified in
         SECTION 6.03.

                  "INTEREST RATE PROTECTION AGREEMENT" means, for any Person, any interest rate swap, cap or collar agreement or similar arrangement providing for the transfer or mitigation of interest rate risks of that Person either generally or under specific contingencies between that Person and any other Person.

                  "INVATEC SUB" means DIVT Acquisition, LLC, a Kentucky limited liability company formed for the purpose of consummating a Merger with the Company.

                  "IRS" means the Internal Revenue Service.

                  "LIEN" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or
         (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in Section 8-302(b) of each applicable Uniform Commercial Code) in the case of any Capital Stock. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to that asset.

                  "LITIGATION" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

                  "MATERIAL" means, as applied to any Entity or the Acquired Business, material to the business, operations, property or assets, liabilities, financial condition or results of operations of that Entity and its Subsidiaries considered as a whole or the Acquired Business, as the case may be.

                  "MATERIAL ADVERSE EFFECT" means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to the Acquired Business, that such fact or circumstance has caused, is causing or will cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, any Damages in excess of the Threshold Amount.

                  "MATERIAL AGREEMENT" of any Entity means any contract or agreement (a) to which that Entity or any of its Subsidiaries is a party, or by which that Entity or any Company Subsidiary is bound or to which any property or assets of that Entity or any of its Subsidiaries is subject and (b) which is Material to that Entity.

                  "MERGER" has the meaning specified in PARAGRAPH 1.

                  "MOODY'S" means Moody's Investors Service, Inc.

                  "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

                  "NONCOMPETE TERRITORY" means the area within a one hundred
         (100) mile radius of any office or service facility of the Company or any Company Subsidiary, as of the date of the Agreement and/or the Effective Time.

                  "ORGANIZATION STATE" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation, (b) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is organized and existing in that legal form, and (c) any other Entity, the state or other jurisdiction whose laws govern that Entity's internal affairs.

                  "OTHER COMPENSATION PLAN" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes, on behalf of any of its employees, nonemployee directors or officers or other natural persons performing consulting or other independent contractor services for the Company or any Company Subsidiary, (a) including all such arrangements, plans, policies, practices or programs providing for severance pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or Derivative Securities of the Company or any Company Subsidiary, but (b) excluding all Company ERISA Pension Benefit Plans and Employment Agreements.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "PERMITTED LIENS" means, as applied to the property or assets of any Person (or any revenues, income or profits of that Person therefrom): (a) Liens for Taxes if the same are not at the time due and delinquent; (b) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (c) Liens incurred in the ordinary course of that Person's business in connection with worker's compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (d) Liens incurred in the ordinary course of that Person's business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of like nature; (e) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person's business or existing on property and not materially interfering with the ordinary conduct of that Person's business or the use of that property; (f) defects or irregularities in that Person's title to its real properties which do not materially (i) diminish the value of the surface estate or (ii) interfere with the ordinary conduct of that Person's business or the use of any of such properties; (g) any interest or title of a lessor of assets being leased by any Person pursuant to any Capital Lease disclosed in SECTION 2.18 OF THE DISCLOSURE STATEMENT or any lease that, pursuant to GAAP, would be accounted for as an operating lease; and (h) Liens securing purchase money Indebtedness disclosed in SECTION
         2.17 OR 2.18 OF THE DISCLOSURE STATEMENT so long as such Liens do not attach to any property or assets other than the properties or assets purchased with the proceeds of that Indebtedness.

                  "PERSON" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority or, for the purpose of the definition of "ERISA Affiliate," any trade or business.

                  "PLAN" has the meaning specified in SECTION 2.28.

                  "PROHIBITED TRANSACTION" means any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

                  "PROPRIETARY RIGHTS" means (a) patents, applications for patents and patent rights, (b) in each case, whether registered, unregistered or under pending registration, trademark rights, trade names, trade name rights, corporate names, business names, trade styles or dress, service marks and logos and other trade designations and copyrights and (c), in the case of the Company or any Company Subsidiary, all agreements relating to the technology, know-how or processes used in any business of the Company or any Company Subsidiary.

                  "PRO RATA SHARE" has the meaning specified in PARAGRAPH 1.

                  "QUALIFIED PLANS" has the meaning specified in SECTION 2.28.

                  "RELATED PARTY AGREEMENT" means any contract or other agreement, written or oral, (a) to which the Company or any Company Subsidiary is a party or is bound or by which any property of the Company or any Company Subsidiary is bound or may be subject and (b)
         (i) to which any Stockholder or any of that Stockholder's Related Persons or Affiliates also is a party, (ii) of which any Stockholder or any of that Stockholder's Related Persons or Affiliates is a beneficiary or (iii) as to which any transaction contemplated thereby properly would be characterized (without regard to the amount involved) as a related party transaction for purposes of applying the disclosure requirements of GAAP or the SEC applicable to the financial statements of the Company and the Company Subsidiaries.

                  "RELATED PERSON" of a Stockholder means: (a) if that Stockholder is a natural person, (i) any Immediate Family Member of that Stockholder, (ii) any Estate of that Stockholder or any Immediate Family Member of that Stockholder, (iii) the trustee of any inter vivos or testamentary trust of which all the beneficiaries are Related Persons of that Stockholder and (iv) any Entity the entire equity interest in which is owned by any one or more of that Stockholder and Related Persons of that Stockholder; and (b) if that Stockholder is an Entity, Estate or trust, (i) any Person who owns an equity interest in that Stockholder on the date hereof, (ii) any Person who would be a Related Person under clause (a) of this definition of a natural person who is an ultimate beneficial owner of that Stockholder or (iii) any other Entity the entire equity interest in which is owned by any one or more of that Stockholder and Related Persons of that Stockholder. As used in this definition, "Estate" means, as to any natural person who has died or been adjudicated mentally incompetent by a court of competent jurisdiction, (a) that person's estate or (b) the administrator, conservator, executor, guardian or representative of that estate.

                  "REPORTABLE EVENT" means, with respect to any Company ERISA Pension Plan, (a) the occurrence of any of the events set forth in
         Section 4043(b) or (c) (other than a Reportable Event as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), 4062(e) or 4063(a) of ERISA with respect to that plan,
         (b) any event requiring the Company or any ERISA Affiliate to provide security to that plan under Section 401(a)(29) of the Code or (c) any failure to make a payment required by Section 412(m) of the Code with respect to that plan.

                  "REPRESENTATIVES" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

                  "RCRA" means the Resource Conservation and Recovery Act of
         1976.

                  "RESTRICTED PAYMENT" means, with respect to any Entity at any time, any of the following effected by that Entity: (a) any declaration or payment of any dividend or other distribution, direct or indirect, on account of any Capital Stock of that Entity or any Affiliate of that Entity or (b) any direct or indirect redemption, retirement, purchase or other acquisition for value of, or any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any then outstanding Capital Stock of that Entity or any Affiliate of that Entity or any then outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock of that Entity or any Affiliate of that Entity.

                  "RETURNS" of a Person means the returns, reports or statements (including any information returns) any Governmental Requirement requires to be filed by that Person for purposes of any Tax.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933.

                  "SOLID WASTES, HAZARDOUS WASTES OR HAZARDOUS SUBSTANCES" have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of the Company or any Company Subsidiary which imparts a broader meaning to any of those terms than does CERCLA or RCRA.

                  "S&P" means Standard and Poor's Rating Group.

                  "STOCKHOLDER INDEMNIFIED PARTY" means (a) each Stockholder and each of that Stockholder's Affiliates (other than the Company or, following the Closing Date, Invatec or any of its Subsidiaries, if the Stockholder is an Affiliate of Invatec), agents and counsel and (b) prior to the Effective Time, the Company and each of its officers, directors, employees, agents and counsel who are not Stockholder Indemnified Parties within the meaning of clause (a) of this definition.

                  "STOCKHOLDER INDEMNIFIED LOSS" has the meaning specified in
         SECTION 7.03.

                  "STOCKHOLDER UNINDEMNIFIED LOSS" has the meaning specified in
         SECTION 6.03.

                  "SUBSIDIARY" of any specified Person at any time, means any Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

                  "SUPPLEMENTAL INFORMATION" has the meaning specified in
         SECTION 4.07.

                  "SURVIVING COMPANY" has the meaning specified in PARAGRAPH 1.

                  "TAX" or "TAXES" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "TAXING AUTHORITY" means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

                  "TERMINATION EVENT" means, with respect to any Company ERISA Pension Plan, (a) any Reportable Event with respect to that plan which is likely to result in the termination of that plan, (b) the termination of, or the filing of a notice of intent to terminate, that plan or the treatment of any amendment to that plan as a termination under Section 4041(c) of ERISA or (c) the institution of proceedings to terminate, or the appointment of a trustee to administer, that plan under Section 4042 of ERISA.

                  "THIRD PARTY CLAIM" means any claim asserted by any Person that or who is not a party to this Agreement against any Indemnified Party.

                  "THRESHOLD AMOUNT" has the meaning specified in PARAGRAPH 1.

                  "TRANSACTION DOCUMENT" means this Agreement and the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement, all as amended, modified or supplemented from time to time.

                  "VALVE REPAIR AND DISTRIBUTION SERVICES BUSINESS" means the assembly, setting, testing or sealing, the maintenance, repair, reconditioning or remanufacturing, or the sale or other distribution, of industrial valves and other process-system components or equipment.

                  "WELFARE PLAN" means an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

                  "WHOLLY OWNED SUBSIDIARY" means any corporation or other Entity all of whose outstanding Capital Stock on a fully diluted basis is owned and controlled, directly or indirectly through another Wholly Owned Subsidiary, by the Company.

                  Section 9.02. OTHER DEFINED TERMS. Words and terms used in these Uniform Provisions which are defined elsewhere in this Agreement are used herein as therein defined.

                  Section 9.03. OTHER DEFINITIONAL PROVISIONS. (a) Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, CERCLA, ERISA, the Exchange Act, RCRA and the Securities Act, shall be deemed references to that Governmental Requirement or any successor Governmental Requirement, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

                  (b) When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Paragraph," "Section," "Preliminary Statement," "Annex,"

"Addendum," "Schedule" and "Exhibit" refer to Articles, Paragraphs and Sections of, the Preliminary Statement in, and Annexes, Addenda, Schedules and Exhibits to, this Agreement unless otherwise specified.

                  (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

                  (d) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.

                  Section 9.04. CAPTIONS. Captions to Articles, Paragraphs, Sections and subsections of, and Annexes, Addenda, Schedules and Exhibits to, this Agreement or any other Transaction Document are included for convenience of reference only, and these captions shall not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

                                    ARTICLE X

                               GENERAL PROVISIONS

                  Section 10.01. TREATMENT OF CONFIDENTIAL INFORMATION. (a) Each of the Company and the Stockholders, severally and not jointly with any other Person, acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of the Company and the Company Subsidiaries, Invatec and its Subsidiaries. Each of the Company and the Stockholders, severally and not jointly with any other Person, agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of Invatec, will not disclose such Confidential Information to any Person except (a) Representatives of Invatec and (b) its own Representatives, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this SECTION
10.01. In the event of a breach or threatened breach by any Stockholder of the provisions of this SECTION 10.01 with respect to any Confidential Information, Invatec shall be entitled to an injunction restraining such Stockholder from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting Invatec from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                  (b) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in SECTION 10.01(A), and because of the immediate and irreparable damage that would be caused to Invatec for which it would have no other adequate remedy, each of the Company and the Stockholders agrees that Invatec may enforce the provisions of SECTION 10.01(A) by injunctions and restraining orders against each of them who breaches any of those provisions.

                  Section 10.02. BROKERS AND AGENTS. The Stockholders jointly and severally represent and warrant to Invatec that the Company has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agree, without regard to the Threshold Amount limitations set forth in ARTICLE VII, to indemnify Invatec against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by the Company.

                  Section 10.03. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of Invatec, and the heirs and legal representatives of the Stockholders (and, in the case of any trust, the successor trustees of that trust). Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in SECTION 10.12 or ARTICLE VII or as otherwise provided expressly herein or therein.

                  Section 10.04. ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Invatec and Invatec Sub and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Stockholders. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

                  Section 10.05. EXPENSES. Except as set forth in PARAGRAPH 2(B), (a) Invatec will pay the fees, expenses and disbursements of Invatec and its Subsidiaries and their Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by Invatec under this Agreement, and (b) if the Effective Time occurs, the Stockholders will pay from personal funds, and not from funds of the Company or any Company Subsidiary, all sales, use, transfer and other similar taxes and fees incurred in connection with the transactions contemplated hereby including the fees, expenses and disbursements of counsel for the Company and the Stockholders incurred in connection with the subject matter of this Agreement. The Stockholders will file all necessary documentation and Returns with respect to all sales, use, transfer and other similar taxes and fees they are required by this SECTION 10.05 to pay. In addition, each Stockholder acknowledges that he, and not the Company or Invatec, will pay all Taxes due upon receipt of the consideration payable to that Stockholder pursuant to the transactions contemplated by this Agreement.

                  Section 10.06. NOTICES. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received
(a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                  (i) if to Invatec or any of its Subsidiaries, addressed to it at:

                           Innovative Valve Technologies, Inc.
                           14900 Woodham, Suite A-125
                           Houston, Texas  77073
                           Attn.:   William E. Haynes
                           Fax No.: (281) 821-1123,

         with a copy to Counsel for Invatec; and

                  (ii) if to the Company or any of the Stockholders, addressed to such Person as set forth in the preamble to the Merger Agreement, with a copy to Counsel for the Company and the Stockholders

                  Section 10.07. GOVERNING LAW; MEDIATION AND ARBITRATION; JURISDICTION; VENUE. (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

         (b) Except for disputes to be resolved by the Accounting Firm as contemplated in the Agreement, or any dispute, claim or controversy in which a party is entitled to seek an injunction, specific performance, a protective order or other equitable relief, in the event that any disputes arise regarding the interpretation or enforcement of this Agreement, or any Convertible Notes or any other document, instrument or agreement executed in connection herewith or therewith which expressly incorporates this Section 10.07 by reference, such disputes shall be resolved as follows:

         (i) The parties shall first attempt to resolve them by good faith negotiations. If any disputes cannot be resolved by direct negotiations within fifteen (15) days or such longer time as is mutually agreed by the parties, then the parties shall submit such disputes to mediation, which shall focus on the needs of all concerned parties and seek to solve problems cooperatively, with an emphasis on dialogue and accommodation. The goal of the mediation shall be to fairly resolve each dispute in a manner which preserves and enhances the parties' relationships. Any party desiring mediation may begin the process by giving the other parties a written request to mediate which describes the issues involved and invites such other parties to join in naming a mutually agreeable mediator and setting a time frame for the mediation meeting. The parties and mediator may adopt any procedural format that seems appropriate for the particular dispute. The contents of all discussions during the mediation shall be confidential and non-discoverable in subsequent arbitration or litigation, if any. If the parties can agree upon a mutually acceptable resolution to the disagreement, it shall be reduced to writing, signed by the parties, and the dispute shall be deemed resolved. The costs of mediation shall be divided equally among the parties to the dispute.

         (ii) If any dispute cannot be resolved through mediation, or if any party refuses to mediate or to name a mutually acceptable mediator or establish a time frame for mediation within a period of time that is reasonable considering the urgency of the disputed matter, or fails to agree to procedures for the mediation, then any party who desires dispute resolution shall seek binding arbitration as hereinafter provided.

         (iii) All disputes among the parties arising out of or related to the Agreement which have not been settled by mediation shall be resolved by binding arbitration within the State of Kentucky. Within twenty (20) days of receiving written demand for arbitration, the parties involved in the dispute shall attempt to reach agreement upon the selection of a qualified impartial arbitrator. If the parties cannot agree upon an arbitrator within twenty (20) days from the date written demand for arbitration is served, the party demanding arbitration may commence an action for the limited purpose of obtaining appointment of an arbitrator by the Presiding Judge of the United States District Court for the Southern District of Texas, Houston Division. Any arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect, although the arbitration need not be conducted under the auspices of the Association. Any arbitration award may be enforced by judgment entered in the United States District Court for the Southern District of Texas, Houston Division.

         (c) Except for those disputes resolved or to be resolved in accordance with subsection (b) of this Section, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, the Agreement, may be brought against any of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, Houston Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  Section 10.08. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

                  Section 10.09. TIME. Time is of the essence in the performance of this Agreement in all respects.

                  Section 10.10. REFORMATION AND SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

                  Section 10.11. REMEDIES CUMULATIVE. Except for the limitations set forth in SECTION 6.03 and SECTION 7.05, no right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

                  Section 10.12. RELEASE. Subject to the limitations set forth in the last sentence in this SECTION 10.12, each Stockholder hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing Date, to the fullest extent permitted by applicable law, all past, present and future Invatec Indemnified Parties (including, after the Effective Time, each of the Company and the Company Subsidiaries which is a Subsidiary of Invatec immediately after the Effective
Time) (collectively, the "Released Parties") from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, "Pre-Acquisition Claims") against the Company and the Company Subsidiaries, if any, or any of them that arises out of or is based on any agreement or understanding or act or failure to act (INCLUDING ANY ACT OR FAILURE TO ACT THAT CONSTITUTES ORDINARY OR GROSS NEGLIGENCE OR RECKLESS OR WILLFUL, WANTON MISCONDUCT), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Closing Date (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, "Pre-Acquisition Matters"), including:
(a) claims by the Stockholder with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which the Stockholder is a party; and (c) claims by the Stockholder with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with the Stockholder's employment with the Company or any Company Subsidiary, the cessation of that employment, the Stockholder's status as an officer, director or stockholder of the Company or otherwise (but excluding any and all claims in respect of (i) accrued and unpaid amounts owing to the Stockholder pursuant to each Employment Agreement disclosed in SECTION 2.27 TO THE DISCLOSURE STATEMENT to which the Stockholder is a party,
(ii) accrued and unpaid Cash Compensation owing to the Stockholder in the normal and ordinary course of business and consistent with past practices, (iii) benefits accrued under each Company ERISA Benefit Plan or Other

Compensation Plan, the existence of which has been disclosed in SECTION 2.27 TO THE DISCLOSURE STATEMENT, and (iv) amounts or other obligations owing to the Stockholder, directly or indirectly, pursuant to each Related Party Agreement, if any, which is disclosed in SECTION 2.12 TO THE DISCLOSURE STATEMENT and to which the Stockholder is a party). The Stockholder further agrees not to file or bring any Litigation before any Governmental Authority on the basis of or respecting any Pre-Acquisition Claim concerning any Pre-Acquisition Matter against any Related Party. Each Stockholder (a) acknowledges that he or she fully comprehends and understands all the terms of this SECTION 10.12 and their legal effects and (b) expressly represents and warrants that (i) he or she is competent to effect the release made in this SECTION 10.12 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its Representatives and (ii) he or she had the opportunity to consult with an attorney of his or her choice regarding this SECTION 10.12. This
SECTION 10.12 shall not affect the rights of the Stockholders under this Agreement or any other Transaction Document.

                                   ARTICLE XI

                             [INTENTIONALLY OMITTED]